SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WEYERHAEUSER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

NOTICE OF THE 2014

ANNUAL MEETING

AND PROXY STATEMENT

    WEYERHAEUSER COMPANY

DEAR SHAREHOLDER:

I am pleased to invite you to attend your company’s annual meeting of shareholders at 9:00 a.m., Thursday, April 10, 2014, at the Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington. A map and directions to the building are on the back cover.

A notice of the annual meeting and the proxy statement follow. Your vote is important. Whether or not you plan to attend the annual meeting in person, I urge you to promptly vote your common shares by telephone, the internet, smartphone, tablet or other Web-connected mobile device or by signing, dating and returning the enclosed proxy card.

Sincerely,

Charles R. Williamson

Chairman of the Board

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	April 10, 2014
Meeting Time:	9:00 a.m. (Pacific)
Location:	Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003

Record Date:	February 14, 2014

Agenda

Weyerhaeuser Company’s Annual Meeting of Shareholders will be held April 10, 2014 to:

•	elect as directors the 10 nominees named in the attached Proxy Statement;
•	conduct an advisory vote to approve the compensation of our named executive officers;
•	ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2014; and
•	transact any other business that may be properly brought before the annual meeting.

Admission

All common shareholders are invited to attend the annual meeting. You will need an admission ticket or proof of ownership of Weyerhaeuser common stock, as well as a form of personal photo identification, to be admitted to the annual meeting.

The annual meeting will be held at the Weyerhaeuser Company Corporate Headquarters Building in Federal Way, Washington. Seating will be limited and on a first come basis. Please refer to page 3 of this Proxy Statement for information about attending the meeting.

Voting

Shareholders owning Weyerhaeuser Company common stock at the close of business on February 14, 2014, the record date, or their legal proxy holders, are entitled to vote at the annual meeting. For information on how to vote your shares, please refer to the instructions on the enclosed proxy card or review the section titled “Proxy and Voting Information” on pages 2 and 3 of this Proxy Statement.

This Proxy Statement, form of proxy and Weyerhaeuser Company 2013 Annual Report are first being distributed to shareholders on or about March 7, 2014.

The 2013 Annual Report and this Proxy Statement can be viewed at www.edocumentview.com/WY in accordance with Securities and Exchange Commission rules.

Devin W. Stockfish

Corporate Secretary

Federal Way, Washington

2014 PROXY STATEMENT

WEYERHAEUSER COMPANY

P.O. Box 9777

Federal Way, Washington 98063-9777

(253) 924-2345

March 7, 2014

PROXY AND VOTING INFORMATION

Weyerhaeuser Company (“Weyerhaeuser” or the “Company”) will hold its annual meeting of shareholders at its Corporate Headquarters Building, Federal Way, Washington on Thursday, April 10, 2014 at 9:00 a.m. (Pacific) to consider the items on the attached notice of shareholder meeting. All items on the attached notice are more fully described in this proxy statement. The enclosed form of proxy is solicited by the board of directors of the Company. The Company’s annual report to shareholders for 2013 is being mailed with this proxy statement to shareholders entitled to vote at the 2014 annual meeting.

SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING

Only common shareholders of record at the close of business on February 14, 2014 will be eligible to vote at the annual meeting. On that date, 584,557,886 common shares were outstanding. Each common share entitles the holder to one vote at the annual meeting. Holders of the Company’s 6.375% Mandatory Convertible Preference Shares, Series A will not be entitled to vote at the annual meeting.

VOTE REQUIRED

The presence, in person or by proxy, of holders of a majority of Weyerhaeuser’s outstanding common shares is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum. Under Washington law and the Company’s Articles of Incorporation and Bylaws, if a quorum is present at the meeting:

•	Item 1—nominees for election as directors will be elected to the board of directors if the votes cast for each such nominee exceed the votes cast against the nominee;

•

Item 2—the advisory vote to approve the compensation of the named executive officers, as disclosed in the proxy statement, will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal; and

•

Item 3—ratification of the selection of KPMG LLP as our independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

The following will not be considered votes cast and will not count towards the election of any director nominee or approval of the other proposals:

•	broker non-votes;
•	a share whose ballot is marked as abstain;
•	a share otherwise present at the annual meeting but for which there is an abstention; and
•	a share otherwise present at the annual meeting as to which a shareholder gives no authority or direction.

If your shares are held in street name on your behalf (that is, you own shares in the name of a bank, broker or other holder of record), the broker or other registered holder must receive explicit voting instructions from you to be able to vote on the election of directors and executive compensation, each of which is considered to be non-routine under the applicable rules of the New York Stock Exchange. Brokers do not have discretion to vote on non-routine matters unless the beneficial owner of the shares has given explicit voting instructions. Consequently, if you do not give your broker explicit instructions, your shares will not be voted on the election of directors or the advisory vote on executive compensation and will be considered “broker non-votes” on such proposals. The ratification of the selection of KPMG LLP as our independent registered public accounting firm is considered a routine matter and, as such, your broker is entitled to vote your shares on such proposal even if you do not provide voting instructions on that item.

VOTING INFORMATION

You may vote your shares in one of several ways, depending upon how you own your common shares.

If you are a shareholder of record (that is, if your shares are registered in your own name with our transfer agent), you can vote any one of four ways:

•	Voting by Telephone. Call the toll-free number listed on the proxy card and follow the instructions. You will need to have your proxy card with you when you call.
•	Voting on the Internet. Go to www.envisionreports.com/WY and follow the instructions. You will need to have your proxy card with you when you go to the website.
•	Voting by Mail. Complete, sign, date and return the enclosed proxy card in the envelope provided.
•

Voting at the Annual Meeting. If you decide to attend the meeting and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the annual meeting or you may complete a ballot that will be distributed at the meeting.

If you are a beneficial owner of shares held in street name (that is, if you hold your shares through a broker, bank or other holder of record), you should follow the voting instructions you receive from the holder of record to vote your shares.

REVOCATION OF PROXIES

Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the annual meeting or by timely executing and delivering, by Internet, telephone, mail, or in person at the annual meeting, another proxy dated as of a later date.

INFORMATION ABOUT THE MEETING

Attendance at the annual meeting is limited to holders of the Company’s common shares. The meeting will be held at Weyerhaeuser’s Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington.

If you are a shareholder of record, an admission ticket is attached to your proxy card. You must present this admission ticket at the registration desk to be allowed into the annual meeting. If you plan to attend the annual meeting, please vote your proxy, but keep the admission ticket and bring it to the annual meeting along with photo identification. If you arrive at the meeting without your admission ticket, we will admit you only if you have photo identification and we are able to verify that you are a shareholder of record as of February 14, 2014.

If you are a street name shareholder and you plan to attend the annual meeting, you must present proof of your ownership of Weyerhaeuser common shares as of the record date, February 14, 2014. Acceptable proof would be an original bank or brokerage account statement as of that date. You also must present photo identification to be admitted. If you arrive at the meeting without proof of your ownership of common shares as of the record date, you will not be admitted to the meeting.

If you are a street name shareholder and intend to designate a proxy holder, the designee must present:

•	your original signed form of proxy;
•	proof of your ownership of common shares (such as a bank or brokerage statement) as of the record date, February 14, 2014; and
•	photo identification.

If we cannot verify that you are a shareholder, your designee will not be admitted to the meeting.

If you are hearing impaired or require other special accommodations due to disability, please contact our Corporate Secretary prior to the meeting to indicate the accommodations that you will need.

No banners, placards, signs, literature for distribution, cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

ITEM 1. ELECTION OF DIRECTORS

All directors elected at this meeting will be elected for a term of one year. The board of directors is authorized to fix the number of directors within the range of 9 to 13 members, and, at present, has fixed the number at 10. The 10 persons identified below are nominated to be elected at the 2014 annual meeting for one-year terms expiring at the 2015 annual meeting. All of the nominees currently are directors of the Company elected by the shareholders.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the board of directors. The board of directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

The biography of each of the nominees below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance and Corporate Responsibility Committee and the board of directors to determine that the person should serve as a director for the Company beginning in 2014.

The board of directors recommends that shareholders vote “FOR” the election of each of the following directors.

NOMINEES FOR ELECTION

TERMS EXPIRE IN 2015

Debra A. Cafaro, 56, a director of the Company since 2007, has been chairman and chief executive officer of Ventas, Inc. (health care real estate investment trust) since 2010. She served as its chairman, president and chief executive officer from 2003 to 2010; its president and chief executive officer from 1999, when she joined the company, until 2003; and has been a director of the company since 1999. She served as president and director of Ambassador Apartments, Inc. (real estate investment trust) from 1997 until 1998 when it merged with AIMCO. She was a director of GGP, Inc. (real estate investment trust) from March 2010 to November 2010. She is former chair of NAREIT (National Association of Real Estate Investment Trusts) and a director of the Real Estate Roundtable, World Business Chicago, Economic Club of Chicago and Executives’ Club of Chicago and a Trustee of the Ravinia Festival Association in Chicago. She has extensive REIT executive experience, with strong skills in real estate and corporate finance, strategic planning and public company executive compensation.

Mark A. Emmert, 61, a director of the Company since 2008, has been the president of the National Collegiate Athletic Association since 2010. He served as president of the University of Washington in Seattle, Washington, from 2004 to 2010; as chancellor of Louisiana State University from 1999 to 2004; and chancellor and provost of the University of Connecticut from 1994 to 1999. Prior to 1994, he was provost and vice president for Academic Affairs at Montana State University and held faculty and administrative positions at the University of Colorado. He also is a director of Expeditors International of Washington, Inc. (global logistics services) and Omnicare, Inc. (healthcare services). He is a Life Member of the Council on Foreign Relations and is a Fellow of the National Academy of Public Administration. He has also been a Fulbright Fellow, a Fellow of the American Council on Education and served on many non-profit boards. He is an experienced leader of major organizations, with strong skills in government and international relations and strategic planning.

John I. Kieckhefer, 69, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989, and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J.W. Kieckhefer Foundation, an Arizona charitable trust. He has a strong background in business and finance, with extensive experience in public company executive compensation.

Wayne W. Murdy, 69, a director of the Company since 2009, held various management positions with Newmont Mining Corporation (international mining) from 1992 until his retirement in 2007, including chairman of the board from 2002 to 2007 and chief executive officer from 2001 to 2007. Before joining Newmont Mining, Mr. Murdy spent 15 years serving in senior financial positions in the oil and gas industry, including positions with Apache Corporation and Getty Oil Company. He also is a director of BHP Billiton Limited and BHP Billiton Plc. (global resources). He is a trustee of the Denver Art Museum and The Papal Foundation, a member of the Advisory Councils for the College of Engineering at the University of Notre Dame and the Daniels Business School at the University of Denver. He has extensive executive experience in leading natural resources companies and managing capital-intensive industry operations, with strong skills in corporate finance and accounting, international operations, strategic planning and public company executive compensation.

Nicole W. Piasecki, 51, a director of the Company since 2003, is executive vice president Business Development and Strategic Integration for Boeing Commercial Airlines. Previously, she served as president of Boeing Japan from 2006 to 2010; executive vice president of Business Strategy & Marketing for Boeing Commercial Airplanes, The Boeing Company, from 2003 to 2006; vice president of Commercial Airplanes Sales, Leasing Companies from 2000 until January 2003; and served in various positions in engineering, sales, marketing, and business strategy for the Commercial Aircraft Group from 1991. She is a director on the Seattle Branch Board of Directors for the Federal Reserve Bank, Trustee of Seattle University in Seattle, Washington, and a former member of the Board of Governors, Tokyo, of the American Chamber of Commerce of Japan, and the Federal Aviation’s Management Advisory Council. She has extensive executive experience in capital intensive industries, sales and marketing, strategic planning and international operations and relations.

Doyle R. Simons, 50, was elected president and chief executive officer as of August 1, 2013 and has served as a member of the board of directors since June 2012. He served as chairman and chief executive officer of Temple-Inland, Inc. (forest products) from 2008 until February of 2012 when it was acquired by International Paper Company. Previously, he held various management positions with Temple-Inland, including executive vice president from 2005 through 2007 and chief administrative officer from 2003 to 2005. Prior to joining the company in 1992, he practiced real estate and banking law with Hutcheson and Grundy, L.L.P. He also serves on the board of directors for Fiserv, Inc. (financial services technology). He has extensive experience in managing forest products companies and capital intensive industries, with strong skills in corporate finance, executive compensation and strategic planning.

Richard H. Sinkfield, 71, a director of the Company since 1993, is a senior partner in the law firm of Rogers & Hardin in Atlanta, Georgia, and has been a partner in the firm since 1976. He is a Trustee of Vanderbilt University and a member of the Advisory Board of the Georgia Appleseed Center for Law and Justice. He was a director of United Auto Group, Inc. (automobile retailer) from 1993 to 1999 and its executive vice president and chief administrative officer from 1997 to 1999. He was a director of Central Parking Corporation from 2000 to February 2005. He is a former director of the Metropolitan Atlanta Community Foundation, Inc. and the Atlanta College of Art, a former member of the executive board of the Atlanta Area Council of the Boy Scouts of America; and was a member of the board of governors of the State Bar of Georgia from 1990 to 1998. He has extensive experience in corporate and securities laws and corporate governance matters.

D. Michael Steuert, 65, a director of the Company since 2004, was senior vice president and chief financial officer for Fluor Corporation (engineering and construction) from 2001 until his retirement in 2012. He served as senior vice president and chief financial officer at Litton Industries Inc. (defense electronics, ship construction and electronic technologies) from 1999 to 2001 and as a senior officer and chief financial officer of GenCorp Inc. (aerospace, propulsion systems, vehicle sealing systems, chemicals and real estate) from 1990 to 1999. He also serves as a director of Prologis, Inc. (industrial real estate), is a director of Kurion, Inc., and was formerly a member of the National Financial Executives Institute and the Carnegie Mellon Council on finance. He has extensive executive experience in corporate finance and accounting, managing capital intensive industry operations, natural resources development and strategic planning.

Kim Williams, 58, a director of the Company since 2006, was senior vice president and associate director of global industry research for Wellington Management Company LLP (investment management) from 2001 to 2005, was elected a partner effective in 1995 and held various management positions with Wellington from 1986 to 2001. Prior to joining Wellington, she served as vice president, industry analyst for Loomis, Sayles & Co., Inc (investment management) from 1982 to 1986. She is also a director of E.W. Scripps Company (diverse media), Xcel Energy Inc. (utilities) and MicroVest. She is a member of the Overseer Committee of Brigham and Women’s Hospital in Boston, Massachusetts and a Trustee of Concord Academy, Concord, Massachusetts. She has extensive experience in corporate finance, strategic planning and international operations.

Charles R. Williamson, 65, a director of the Company since 2004 and chairman of the board since 2009, was the executive vice president of Chevron Corporation (international oil) from mid 2005 until his retirement in December 2005. He was chairman and chief executive officer of Unocal Corporation (oil and natural gas) until its acquisition by Chevron Corporation in 2005. He served as Unocal Corporation’s executive vice president, International Energy Operations, from 1999 to 2000; group vice president, Asia Operations, from 1998 to 1999; group vice president, International Operations from 1996 to 1997; and held numerous management jobs including positions in the United Kingdom, Thailand and the Netherlands after joining Unocal in 1977. He was a director of Unocal Corporation and former Chairman of the US-ASEAN Business Council. He is also a director and chairman of the board of Talisman Energy Inc. and lead director of PACCAR Inc. He has extensive executive experience in corporate finance, management of capital intensive operations, development of natural resources, technology, international operations, strategic planning and public company executive compensation.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

DIRECTOR INDEPENDENCE; BOARD OPERATION AND LEADERSHIP

The board of directors of the Company has determined that each of the Company’s directors, with the exception of the Company’s president and chief executive officer, is independent within the meaning of the listing requirements established by the New York Stock Exchange. The independent directors meet during every board meeting in separate executive session without members of Company management present. The chairman of the board, who is an independent director, presides over these meetings.

The board of directors has determined that having an independent director serve as chairman of the board is in the best interest of shareholders at this time. This structure has been particularly useful as the board has considered significant changes in the Company’s portfolio and strategic direction. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the board. It also allows the board to draw on the leadership skills and business experience of two persons. In addition, this leadership structure is preferred by many of the Company’s shareholders.

RISK OVERSIGHT

The board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. The board believes its administration of its risk oversight function has not affected the board’s leadership structure.

The Company employs robust strategic planning and enterprise risk management processes. The Company has an integrated risk management process and conducts a review of risk every year and reports to the board of directors on the results of the review. This review includes an identification of specific risks, ranking of the likelihood and magnitude of effect of those risks, scenario analysis, review of risk appetite, and a review of mitigation plans. The Company analyzes risk areas that have the potential to materially affect its businesses over the long term and integrates this information into its planning and its report to the board of directors.

COMMITTEE MEMBERS; BOARD AND COMMITTEE MEETINGS

The board of directors has a number of committees that perform certain functions for the board. The current committees are the Executive Committee, Audit Committee, Compensation Committee, Governance and Corporate Responsibility Committee and Finance Committee. The board of directors met on 10 occasions in 2013. Each of the directors attended at least 75% of the total meetings of the board and the committees on which he or she served in 2013. The following table provides membership and meeting information for each of the board committees.

Name	Executive Committee	Audit Committee	Compensation Committee	Governance and Corporate Responsibility Committee	Finance Committee
Debra A. Cafaro			✓		✓*
Mark A. Emmert		✓		✓
John I. Kieckhefer	✓	✓	✓
Wayne W. Murdy			✓*
Nicole W. Piasecki				✓	✓
Richard H. Sinkfield				✓ *	✓
Doyle R. Simons	✓
D. Michael Steuert		✓ *		✓
Kim Williams		✓	✓		✓
Charles R. Williamson	✓*
Total meetings in 2013	1	6	7	3	7
*	Committee chairman

COMMITTEES OF THE BOARD

Each committee of the board of directors is described below. Each of the committees has adopted a charter and the current charter for each committee can be found on the Company’s website at www.weyerhaeuser.com under “Company” by clicking on the tab at the top of the page, “Investors,” and then under the “Governance” link. If you would like to receive a paper copy of any committee charter, you may request one by writing to Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@weyerhaeuser.com.

Executive Committee

The board of directors has given the Executive Committee the power and authority to act for the board in the interval between board meetings, except to the extent limited by law and the Company’s Articles of Incorporation. The chairman of the board, who is an independent director, also serves as the chairman of the Executive Committee.

Audit Committee

The Audit Committee is responsible for assisting the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company, including the Company’s compliance with legal and regulatory requirements, and such other duties as directed by the board of directors. The committee has sole authority for the appointment, compensation, and oversight of the Company’s independent auditors, including the approval of any significant non-audit relationship. The board of directors has determined that Mr. Steuert is an audit committee financial expert (as such term is defined under applicable rules of the Securities and Exchange Commission).

Independence: The board of directors has determined that each member of the Audit Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

Risk Oversight: The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the committee separately meets regularly with the Company’s chief accounting officer, director of internal audit, general counsel, KPMG LLP and management. The committee chair regularly meets between formal committee meetings with the Company’s chief accounting officer, director of internal audit and KPMG LLP. The committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

Compensation Committee

The Compensation Committee is responsible for:

•	reviewing and approving the strategy and design of the Company’s compensation and benefits systems;
•	making recommendations to the board for incentive compensation and equity-based plans;
•	making recommendations to the board regarding the compensation of the Company’s directors and chief executive officer;
•	reviewing and approving salaries and incentive compensation of executive officers and certain other positions;
•	administering the Company’s equity and other cash incentive compensation plans;
•	selecting and regularly reviewing the peer group used for benchmarking compensation for executive officers; and
•	annually determining the independence of the Compensation Committee’s compensation consultant and whether the consultant’s work raised any conflicts of interest.

Independence: The board of directors has determined that each member of the Compensation Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

Risk Oversight: The Compensation Committee is responsible for oversight of risks relating to employment policies and the Company’s compensation and benefits systems and for annually reviewing these policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. To assist it in satisfying these oversight responsibilities, the committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. The committee chair also regularly meets between formal committee meetings with management and the committee’s consultant.

Governance and Corporate Responsibility Committee

The Governance and Corporate Responsibility Committee takes a leadership role in shaping the governance of the Company. It provides oversight and direction regarding the functioning and operation of the board. It also recommends to the board candidates for nomination and election as directors and director candidates for election as the chairman of the board. The committee manages the processes used by the board in its self-assessment and its evaluation of the chief executive officer. The committee also provides oversight of:

•	senior management succession planning;
•	the Company’s sustainability strategy and performance;
•	environmental and safety issues at the Company;
•	ethics and business conduct of the Company;
•	political activities and governmental issues; and
•	human resources practices.

Independence: The board of directors has determined that each member of the Governance and Corporate Responsibility Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

Risk Oversight: The Governance and Corporate Responsibility Committee is responsible for oversight of risks relating to management and board succession planning, the Company’s sustainability and environmental practices and policies, stakeholder responses to the Company’s ethics and business practices, the Company’s political activities and governmental policy development that could affect Company operations and strategic decisions, and employee and investor responses to the Company’s human resources practices. To satisfy these oversight responsibilities, the committee receives regular reports from officers of the Company responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels, the employee climate, risk management activities, and non-governmental and governmental policies or proposals that could affect Company operations. Because many of these risks could have financial and reporting implications for the Company, the board and the Governance and Corporate Responsibility Committee have determined that at least one member of the committee must serve concurrently on the Audit Committee.

Finance Committee

The Finance Committee monitors and oversees the Company’s financial resources and strategies, with emphasis on those issues that are long-term in nature. The committee:

•	provides guidance to the board regarding major financial policies of the Company;
•	oversees financial matters of importance to the Company;
•	reviews with management the Company’s major financial risk exposure;
•	reviews and approves credit policies and cash management;
•	makes recommendations to the board regarding operating plans, and debt and equity programs; and
•	makes recommendations to the board regarding significant mergers, acquisitions, asset sales or purchases and other significant business opportunities.

Independence: The board of directors has determined that each member of the Finance Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

Risk Oversight: The Finance Committee is responsible for the oversight of risks related to the Company’s financial policies, material financial decisions, credit policies and ratings, compliance with the REIT asset and income rules, cash management and investment strategies, debt and equity structures, and significant business decisions. The committee satisfies this oversight responsibility through regular reports from officers of the Company responsible for each of these risk areas on matters such as the Company’s capital structure, debt levels, discussions with credit rating agencies, pension fund returns, insurance policies, cash flows and expected sources and uses of cash, and major business transactions or strategic decisions being considered. The committee also consults periodically with outside financial advisors.

Governance Guidelines

The board of directors has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines. The

Corporate Governance Guidelines establish the practices the board of directors follows with respect to board function and operation, Company operations, board organization and composition and board conduct. The Governance Guidelines are available on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. If you would like to receive a paper copy, you may request one by writing to Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@weyerhaeuser.com.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The board codified standards for directors in the board’s Corporate Governance Guidelines. These Guidelines provide that the board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Corporate Governance Guidelines also provide that at all times a majority of the board must be “independent directors” as defined from time to time by the listing requirements of the New York Stock Exchange and any specific requirements established by the board. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;
•	use his or her skills and experiences to provide independent oversight to the business of the Company;
•	participate in a constructive and collegial manner;
•	be willing to devote sufficient time to carrying out the duties and responsibilities of a director;
•	devote the time and effort necessary to learn the business of the Company and the board; and
•	represent the long-term interests of all shareholders.

In addition, the board of directors has determined that the board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the board in its oversight of the Company. The board believes it should be comprised of persons with skills in areas such as:

•	finance;
•	sales and marketing;

•	strategic planning;
•	development of strategies for sustainability;
•	human resources and diversity;
•	safety;
•	relevant industries, especially natural resource companies;
•	leadership of large, complex organizations;
•	legal;
•	banking;
•	government and governmental relationships;
•	international business and international cultures; and
•	information technology.

In addition to the targeted skill areas, the Governance and Corporate Responsibility Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to a board, including:

•	Strategy – knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and global markets;
•	Leadership – skills in coaching senior executives and the ability to assist the CEO in his or her development;
•	Organizational Issues – understanding of strategy implementation, change management processes, group effectiveness and organizational design;
•	Relationships – understanding how to interact with governments, investors, financial analysts, and communities in which the Company operates;
•	Finance and Operations – understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and
•	Ethics – the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

As part of its self-assessment process, the board annually determines the diversity of specific skills and characteristics necessary for the optimal functioning of the board in its oversight of the Company over both the short- and longer-term. The Governance and Corporate Responsibility Committee has adopted a policy regarding the director selection process. The policy requires the committee to assess the skill areas currently represented on the board and those skill areas represented by directors expected to retire or leave the board in the near future against the target skill areas established annually by the board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the board to carry out its function. The Governance and Corporate Responsibility Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary. Specific qualities or experiences could include matters such as experience in the Company’s industry, financial or technological expertise, experience in situations comparable to the Company’s (e.g., growth companies, companies that have grown through acquisitions, or companies that have restructured their asset portfolios successfully), leadership experience and relevant geographical experience. The effectiveness of the board’s diverse mix of skills and experiences is considered as part of each board self-assessment.

Identifying and Evaluating Nominees for Directors

The Governance and Corporate Responsibility Committee uses a variety of methods for identifying and evaluating nominees for director. The committee regularly assesses the mix of skills and industries currently represented on the board, whether any vacancies on the board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the board self-assessment process that could improve the overall quality and ability of the board to carry out its responsibilities. In the event vacancies are anticipated, or arise, the Governance and Corporate Responsibility Committee considers various potential candidates for director. Candidates may come to the attention of the committee through current board members, professional search firms, shareholders or other persons. The committee or a subcommittee may interview potential candidates to further assess the qualifications possessed by the candidates and their ability to serve as a director. The committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the board for election at the next annual meeting of shareholders.

Shareholder Nominees

The Governance and Corporate Responsibility Committee will consider nominees for the board of directors recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Governance and Corporate Responsibility Committee, care of Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777, specifying the name of the nominee and the nominee’s qualifications for membership on the board of directors. Recommendations will be brought to the attention of and be considered by the committee.

The Company’s Bylaws establish procedures for shareholder nominations of directors. See “Future Shareholder Proposals and Nominations” below for more information.

SHAREHOLDER/INTERESTED PARTY COMMUNICATIONS

Communications to the board of directors may be sent to Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 marked to the attention of the board or any of its committees, the independent directors or individual directors. Communications also may be sent by email to CorporateSecretary@weyerhaeuser.com.

ANNUAL MEETING ATTENDANCE

The directors are expected to attend the Company’s annual meetings, if possible. All of the directors attended the 2013 annual meeting.

DIRECTORS’ COMPENSATION

The following table shows the annual compensation of our non-employee directors for 2013, which consisted of annual retainer fees paid in cash, including amounts associated with chairing board committees, and restricted stock unit awards (“RSUs”). All values are reported in U.S. dollars.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Debra A. Cafaro	90,000	100,014	190,014
Mark A. Emmert	80,000	100,014	180,014
John I. Kieckhefer	80,000	100,014	180,014
Wayne W. Murdy	90,000	100,014	190,014
Nicole W. Piasecki	80,000	100,014	180,014
Richard H. Sinkfield	90,000	100,014	190,014
D. Michael Steuert	95,000	100,014	195,014
Kim Williams	80,000	100,014	180,014
Charles R. Williamson	150,000	150,005	300,005

(1)	The amounts in this column reflect director compensation earned and paid in cash. Mr. Steuert’s amount includes cash compensation of $15,000 for his service as chair of the Audit Committee during 2013. The amounts for each of Mr. Murdy (Compensation Committee), Ms. Cafaro (Finance Committee), and Mr. Sinkfield (Governance and Corporate Responsibility Committee) include cash compensation of $10,000 for their service as chairs of their respective committees during 2013. Of the amounts of cash compensation earned, the following directors elected to defer cash fees into common stock equivalent units under our Fee Deferral Plan for Directors and were credited with the following common stock equivalent units: Mr. Kieckhefer, $80,000 or 2,525 units; Ms. Williams, $80,000 or 2,525 units; and Mr. Williamson, $150,000 or 4,735 units. Mr. Sinkfield elected to defer $36,000 of earned cash fees into an interest bearing account under our Fee Deferral Plan for Directors. Amounts deferred into common stock equivalent units or an interest bearing account will be repaid following the director’s termination of service.

(2)	The amounts in this column reflect the grant date fair value of director compensation earned and paid in the form of RSUs. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, and is based on a grant date that is the date of the Company’s annual meeting for each director. The number of RSUs awarded is based on the amount of the fees to be paid in RSUs divided by the average of the high and the low price of the Company’s common stock on the date of grant as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. The average of the high and low price on April 11, 2013 was $31.68. Each of the directors other than the chairman of the board received $100,014 of RSUs in April 2013 or 3,157 RSUs. Mr. Williamson, as chairman of the board, received $150,005 of RSUs or 4,735 RSUs. Of the number of RSUs earned, the following directors chose to defer RSUs into common stock equivalent units under our Fee Deferral Plan for Directors and were credited with the following common stock equivalent units: Ms. Cafaro, 3,157 units; Mr. Kieckhefer, 3,157 units; Ms. Piasecki, 3,157 units; and Mr. Sinkfield, 3,157 units. Amounts deferred into common stock equivalent units under our Fee Deferral Plan will be paid following the director’s termination of service in the form of shares of the Company’s common stock.

Non-Employee Director Compensation Program for 2013

The board believes that the level of non-employee director compensation should be based on board and committee responsibilities and be competitive with comparable companies. In addition, the board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of shareholders. As a result, in 2013, continuing non-employee directors, other than the chairman of the board, were compensated by:

•	a base annual retainer fee of $180,000, of which $100,000 (subject to share rounding) was paid in the form of RSUs and $80,000 was paid in cash; and

•	an additional cash annual retainer fee of $15,000 for the chair of the Audit Committee and $10,000 for each other committee chair.

The independent director serving as chairman of the board received an annual retainer of $300,000 of which $150,000 (subject to share rounding) was paid in RSUs and $150,000 was paid in cash.

Directors who are appointed to fill a vacancy on the board are paid a pro rata amount of the annual retainer immediately following the effective date of the director’s appointment. Directors who also are employees of the Company do not receive compensation for their service on the board or any committees. Mr. Simons, who was elected as CEO-elect effective June 17, 2013 and as president and chief executive officer as of August 1, 2013, received director compensation in 2013 because he was a non-employee director at the time he was elected to the board at the April 2013 shareholders’ meeting. Amounts paid to Mr. Simons are reflected in the Summary Compensation Table below.

Annual Board Retainer Cash Fees

In 2013, each non-employee director elected to the board at the April 2013 shareholders’ meeting received a cash annual board retainer fee of $80,000 per year. Non-employee directors who serve as chairs of Compensation Committee, Finance Committee and Governance and Corporate Responsibility Committee received an additional cash retainer fee of $10,000. The non-employee director that served as the chair of the Audit Committee received an additional cash retainer fee of $15,000. No additional fees are paid for attending board or committee meetings. All retainer fees are paid annually, immediately following the annual shareholders’ meeting. Directors who are appointed to fill a vacancy on the board are paid a pro rata amount of the annual retainer immediately following the effective date of the director’s appointment. The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their services. Compensation also is available for extended travel on board business at the request of the board or a committee of the board at the rate of $2,000 per day, including travel days and work days.

Retainer Equity Awards

In 2013, each non-employee director elected to the board at the April shareholders’ meeting received

$100,000 (subject to share rounding) of the annual board retainer fee in the form of RSUs (or $150,000 for the chairman), with the number of RSUs determined by dividing the dollar amount of the retainer equity award by the average of the high and the low price of Weyerhaeuser Company’s common stock on the date of grant as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. For April 2013 awards, the average of the high and low price of the Company’s common stock on the date of grant was $31.68, which resulted in a grant of 3,157 RSUs for each of the directors and 4,735 for the chairman of the board. These RSUs vest over one year and will be settled in shares of the Company’s common stock at the one-year anniversary of the date of grant. The RSUs are forfeitable during the one-year vesting period; however, directors that leave the board during the one-year period receive a pro-rata number of shares on the settlement date. RSUs granted to the directors are credited with dividends during the one-year vesting period. As the RSUs vest, dividends credited to the RSUs similarly vest. If any RSUs are forfeited, dividends related to the forfeited shares also are forfeited.

The amount reported in the Stock Awards column for each director is the dollar value of the RSUs awarded in 2013, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 19 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Deferral Option for Cash Retainer

Directors may elect to defer all or a portion of the annual cash retainer. A director who elects to defer all or a portion of the cash retainer has the option of deferring the designated amount into common stock equivalent units or into an interest-bearing account, in each case under the Fee Deferral Plan for Directors. The number of common stock equivalent units credited to a director’s account will be determined by dividing any cash being deferred into common stock equivalent units by the average of the high and the low price of the Company’s common stock on the date such fees would have been paid in cash. Deferred stock equivalent units will be paid in the form of shares of the Company’s common stock at the end of the deferral period, but no earlier than the director’s separation from service. During the deferral period, stock equivalent units are credited with dividends, which are paid along with the deferred shares at the end of the deferral period in the form of shares of the Company’s common stock. Amounts deferred into the interest-bearing account will be paid in cash at the end of the deferral period, but no earlier than the director’s separation from service.

Deferral Option for Retainer Equity Awards

Directors may elect to defer receipt of all or a portion of their RSUs. Any deferred RSUs are deferred into common stock equivalent units under the Fee Deferral Plan for Directors. RSUs deferred into common stock equivalent units are paid in the form of shares of the Company’s common stock at the end of the deferral period, but no earlier than the director’s separation from service. During the deferral period, stock equivalent units are credited with dividends, which are paid along with the deferred shares at the end of the deferral period in the form of shares of the Company’s common stock.

Share Ownership Guidelines for Directors

The board of directors has adopted share ownership guidelines under which directors are required to own shares of Weyerhaeuser Company common stock valued at five times their cash compensation. Until the ownership requirement has been satisfied, a director may sell RSUs that vest to pay the taxes due upon vesting, but must otherwise hold 100% of the net shares granted to him or her. RSUs or cash retainer fees deferred into common stock equivalent units under the Fee Deferral Plan for Directors are included for purposes of determining whether a director has satisfied the share ownership requirement. The Compensation Committee annually reviews the compliance of the directors with the share ownership guidelines.

Director Compensation Review Practices

The Compensation Committee is responsible for annually reviewing the Company’s non-employee director compensation practices in relation to comparable companies. Any changes to be made to non-employee director compensation practices must be recommended by the Compensation Committee for approval by the board of directors.

BENEFICIAL OWNERSHIP OF COMMON SHARES

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of January 17, 2014, the number of common shares beneficially owned by each director and named executive officer and by all directors and all executive officers as a group as well as the number of common stock equivalent units owned by each director and named executive officer and by all directors and all executive officers as a group under the Company’s deferred compensation plans. No directors or executive officers beneficially owned shares of the Company’s 6.375% Mandatory Convertible Preference Shares, Series A, as of January 17, 2014. Percentages of total beneficial ownership have been calculated based upon 583,730,758 shares, which was the total number of common shares outstanding as of January 17, 2014.

Name of Individual or Identity of Group	Voting and or Dispositive Powers (number of common shares) (1)(2)(3)(4)(5)(6)	Percent of Class (common shares)	Common Stock Equivalent Units (7)
Patricia M. Bedient	737,700	*	77,826
Lawrence B. Burrows	3,062	*	—
Debra A. Cafaro	4,357	*	48,187
Srinivasan Chandrasekaran	439,559	*	11,323
Mark A. Emmert	7,987	*	19,366
Daniel S. Fulton	2,632,515	*	78,956
Thomas F. Gideon	408,025	*	117
John I. Kieckhefer	7,937,929	1.4	139,973
Wayne W. Murdy	16,784	*	17,398
Peter M. Orser	143,758	*	—
Nicole W. Piasecki	244,468	*	45,546
Doyle R. Simons	51,268	*	11,980
Richard H. Sinkfield	1,351	*	62,902
D. Michael Steuert	3,225	*	55,162
Kim Williams	7,582	*	47,058
Charles R. Williamson	12,100	*	108,496
Directors and executive officers as a group (22 persons)	13,212,287	2.3	744,582

*	Denotes amount is less than 1%

(1)	Includes the number of shares that could be acquired within 60 days of January 17, 2014 pursuant to outstanding stock options, as follows: Ms. Bedient, 620,327 shares; Mr. Chandrasekaran, 358,966 shares; Mr. Fulton, 2,242,806 shares; Mr. Gideon, 281,322 shares; Mr. Orser, 99,229 shares; and of the executive officers as a group, 3,961,061 shares.

(2)	Includes the number of restricted stock units that vest within 60 days of January 17, 2014 as follows: Ms. Bedient, 18,488 shares; Mr. Chandrasekaran, 12,608 shares; Mr. Fulton, 38,406 shares; Mr. Gideon, 20,174 shares; Mr. Orser, 9,205 shares; and of the executive officers as a group, 130,450 shares.

(3)	Includes the number of performance share units that vest within 60 days of January 17, 2014 as follows: Ms. Bedient, 27,116 shares; Mr. Chandrasekaran, 20,411 shares; Mr. Fulton, 116,468 shares; Mr. Gideon, 29,367 shares; Mr. Orser, 12,786 shares, and of the executive officers as a group, 245,098 shares.

(4)	Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Kieckhefer, 5,649,851 shares; and Ms. Piasecki, 202,020 shares.

(5)	Beneficial ownership of the common shares is disclaimed by certain of the persons listed as follows: Mr. Kieckhefer, 6,966,127 shares; Mr. Murdy, 264 shares; Ms. Piasecki, 209,698 shares; and Mr. Simons, 328 shares.

(6)	Includes RSUs granted to the directors April 11, 2013 that will vest and be payable on April 11, 2014 in shares of the Company’s common stock, along with the dividends credited to those shares as of December 31, 2013, as follows: Mr. Emmert, 3,225 shares; Mr. Murdy, 3,225 shares; Mr. Steuert, 3,225 shares; Ms. Williams, 3,225 shares; and Mr. Williamson, 4,838 shares.

(7)	Common stock equivalent units held as of December 31, 2013 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers. The common stock equivalent units will be repaid to the director or executive officer at the end of the deferral period in the form of shares of Company common stock.

OWNERS OF MORE THAN 5%

The following table shows the number of common shares held by persons known to the Company to beneficially own more than five percent of its outstanding common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (common shares)
Capital World Investors	53,831,470(1)	9.2%
333 South Hope Street Los Angeles CA 90071
BlackRock, Inc.	43,721,878(2)	7.5%
40 East 52nd Street New York NY 10022
T. Rowe Price Associates, Inc.	41,266,445(3)	7.0%
100 E. Pratt street Baltimore MD 21202

(1)	Based on a Schedule 13G/A dated February 13, 2014 in which Capital World Investors, a division of Capital Research and Management Company, reported that as of December 31, 2013 it had sole voting and dispositive power over 53,831,470 shares. Capital World Investors disclaims beneficial ownership of all of the shares.

(2)	Based on a Schedule 13G/A dated February 10, 2014 in which BlackRock, Inc. reported that as of December 31, 2013 it had sole voting power over 35,709,960 shares and sole dispositive power over 43,721,878 shares.

(3)	Based on a Schedule 13G/A dated February 13, 2014 in which T. Rowe Price Associates, Inc. reported that as of December 31, 2013 it had sole voting power over 12,008,865 shares and sole dispositive power over 41,188,445 shares. T. Rowe Price Associates, Inc. disclaims beneficial ownership of all the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to file reports of their ownership of Weyerhaeuser stock and of changes in such ownership with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Based solely on the Company’s review of the copies of such reports it has received, the Company believes that all of its directors and officers filed all such reports on a timely basis with respect to transactions during 2013, except that each of the officers failed to file a Form 4 within the required timeline relating to the reporting of common shares withheld by the Company to satisfy tax withholdings on the vesting of restricted stock units and performance share units in February 2013.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

EXECUTIVE SUMMARY

The Company’s executive compensation programs are designed to align the interests of our executive officers with those of our shareholders. Our compensation philosophy is to provide market-competitive programs that ensure we attract and retain world-class talent, with pay directly linked to the achievement of short- and long-term business results. The Compensation Committee reviews executive compensation program components, targets and payouts on an annual basis, to ensure the strength of our pay-for-performance alignment.

Business Highlights in 2013

•	We grew net sales for 2013 to $8.53 billion, up 21% from 2012 net sales of $7.06 billion.
•	We increased net earnings in 2013 to $540 million, an increase of 40% from fiscal 2012; and before special items, net earnings doubled compared with 2012.
•	Cash from operations for fiscal 2013 totaled $1,004 million, an increase of 73% over 2012.
•

Our annualized three-year and five-year total shareholder returns, or TSR, were 22% and 26%, respectively, which ranked above the 68th percentile and above the 67th percentile, respectively, compared to the TSR of the S&P 500 for the same periods.

•	We returned approximately $481 million to shareholders through dividends in 2013.
•	Since January 2012, we have increased our quarterly dividend by almost 47%.
•	Doyle Simons was appointed as the Company’s new president and chief executive officer in August 2013.
•	We purchased Longview Timber LLC, resulting in the acquisition of approximately 645,000 acres of high-value timberlands in the Pacific Northwest.
•	We entered into an agreement in November 2013 to divest our homebuilding and real estate development business.
•	We were named to the Dow Jones Sustainability World Index for the third year in a row.
•	We were named to the 2014 Global 100 Most Sustainable Corporations in the World Index.

Compensation and Governance Highlights

Compensation

•

Short-term incentive programs are funded based primarily on the absolute financial performance of each individual business and partly based on the performance of the business against certain pre-approved metrics, such as competitive performance, financial measures and performance against strategic goals. Based on their absolute financial performance and performance against their business metrics, the Timberlands plan funded at 1.42 times target, the Cellulose Fibers plan funded at 0.74 times target, the Wood Products plan funded at 1.9 times target, the Weyerhaeuser Real Estate Company (“WRECO”) plan funded at 0.62 times target, and the pool for non-embedded staff funded at 1.17 times target.

•

As a result of the Company’s improved performance in 2013, the executive officers named in the compensation tables received a range of annual incentive payments from 74% to 158% of target levels for 2013.

•

Long-term incentive grants for executive officers in 2013 included a mix of forms of equity, with 50% of the value of the award granted as performance share units, 25% of the value granted as stock options and 25% of the value granted as restricted stock units, consistent with the long-term incentive grant mix in 2012 and 2011.

•

Performance share units granted in 2013 are earned based on the Company’s performance against cash flow targets for 2013 and relative total shareholder return over a two-year period, with 50% of the earned shares paid at the end of two years and 50% of the remaining earned shares vesting over an additional two-year period. For performance share units granted in 2012, which had the same design and structure, the Company exceeded the 2012 cash flow target and ranked above the top 71st percentile with regard to total shareholder return for 2012 and 2013. As a result, the named executive officers earned 143% of their 2012 target grants. Fifty percent of the shares earned vested and were payable to the officers in February 2014 and the remaining 50% will vest and become payable in two equal annual installments in February 2015 and 2016.

•	At our 2013 annual meeting, more than 97% of the votes cast supported our executive compensation program.

Governance

•	The Company has minimal executive perquisites.
•

The Company has stock ownership guidelines for the CEO (5 times salary), executive vice presidents (3 times salary) and senior vice presidents (1.5 – 2 times salary) and requires senior officers who have not yet accumulated the required ownership level to hold 75% of their net shares remaining after vesting of restricted stock units and earn-out and vesting of performance share units.

•	The Company has stock ownership guidelines for directors of five times their annual cash fees.
•	The Company has implemented a “clawback” policy.
•	The Company adopted a policy prohibiting hedging of company stock by directors and officers.
•	The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”), an independent consultant who does no other work for the Company.
•	Severance and equity accelerated vesting occur only on a “double trigger” basis in a change in control.
•	Directors are elected annually and must receive a majority of votes cast.
•	The board has elected an independent director as chairman.
•	Supermajority voting provisions have been eliminated.
•	Shareholders owning at least 25% of the outstanding common shares have the right to call special shareholder meetings.
•	The Company does not provide tax gross-ups, other than minimal tax reimbursements in connection with relocation benefits available to all management-level employees.
•	Our executive compensation program is designed to mitigate undue risk.

NAMED EXECUTIVE OFFICERS

For purposes of this CD&A, the Company’s named executive officers are the following persons:

•	Doyle R. Simons, president and chief executive officer
•	Patricia M. Bedient, executive vice president and chief financial officer

•	Thomas F. Gideon, executive vice president, Timberlands
•	Peter M. Orser, president, Weyerhaeuser Real Estate Company
•	Srinivasan Chandrasekaran, senior vice president, Cellulose Fibers
•	Daniel S. Fulton, former president and chief executive officer
•	Lawrence B. Burrows, former senior vice president, Wood Products

COMPENSATION PHILOSOPHY AND PRINCIPLES

Weyerhaeuser’s compensation philosophy is to motivate and reward employees for performance that will result in superior financial results and create long-term value for shareholders. The following key compensation principles guide the design and administration of the Company’s overall compensation program:

•	clearly communicate the desired behavior and use incentive pay programs to reward the achievement of performance goals;
•	maintain total compensation opportunities at market-competitive levels;
•	provide a broad range of payout opportunities based on performance; and
•	design simple pay programs to control costs and ensure employee understanding.

Total Compensation

To provide a competitive overall compensation and benefits package that is tied to creating shareholder value and that supports the execution of its business strategies, Weyerhaeuser uses a range of compensation components. The combination and the amount of each component are influenced by the role of the person in the Company, market data, and the total value of all the compensation and benefits and perquisites available to the person. The compensation program for executive officers is comprised of:

Element	Objectives and Basis	Form
Base salary	Provide a minimum fixed level of compensation that is competitive for each role	Cash
Annual cash incentives	Annual incentive to drive company, business unit and individual performance	Cash
Long-term incentives	Long-term incentive to drive company performance, align executives’ interests with shareholders’ interests, and retain executives through long-term vesting and potential wealth accumulation	Performance share units, stock options, restricted stock units, and cash (for the homebuilding and real estate development business)
Special bonuses	Reward extraordinary performance and attract and retain top talent for key roles within the organization	Cash or equity
Retirement benefits	Provide means to save for retirement	Eligibility to participate in a tax-qualified defined benefit retirement or pension plan, a tax-qualified defined contribution retirement plan, and supplemental retirement plan
Deferred compensation benefits	Allow executives to defer compensation on a tax-efficient basis	Eligibility to participate in deferred compensation plan
Medical and other benefits	Provide competitive benefits package that generally includes benefits offered to all employees	Health and welfare plans, and other broad-based employee benefits

Compensation Mix

The Company’s executive compensation programs are designed to incentivize executives to achieve Company and business segment performance objectives and align our executives’ interests with those of our shareholders. We seek to accomplish these goals through an appropriate mix of short-

term and long-term compensation, by providing a larger percentage of our executive officers’ total compensation opportunity in the form of equity compensation, and by ensuring that a significant portion of our executive officers’ total pay opportunity is in the form of performance-based compensation.

The following charts illustrate 2013 target compensation for each of Mr. Simons, Mr. Fulton and all other named executive officers by type of compensation.

•

Fixed vs. performance-based compensation. We believe our mix of fixed (primarily base salary and restricted stock units) and performance-based compensation (primarily annual incentive plan, performance share units, and stock options), with a significant weighting toward performance-based compensation at the executive officer level, supports the Company’s overall pay-for-performance culture and drives superior business performance. The percentage of an employee’s compensation opportunity that is performance-based, versus fixed, is based primarily on the employee’s role in the Company. In general, employees with more ability to directly influence overall Company and business segment performance have a greater portion of variable, performance-based pay at risk through short- and long-term incentive programs.

•

Short-term vs. long-term compensation. We believe our mix of short-term (primarily base salary and annual incentive plan) and long-term (primarily performance share units, stock options and restricted stock units) incentives, with a significant portion of total compensation provided through long-term incentives for our executive officers, encourages focus on both long-term strategic objectives and shorter-term business objectives without introducing excessive risk.

•

Cash vs. equity compensation. We believe our mix of cash (primarily base salary and annual incentive plan) and equity (primarily performance share units, stock options and restricted stock units) compensation, with a significant portion of each executive officer’s total compensation opportunity coming through equity incentive grants, closely aligns the interests of our executive officers with those of our shareholders. In general, employees with more ability to directly influence overall Company and business segment performance have a greater portion of total pay opportunity provided through equity incentive programs.

Performance Management

Weyerhaeuser’s policy is to provide rewards for the achievement of specific performance goals. The Company uses an annual Performance Management Process (“PMP”) for its employees to assess individual performance. In the PMP process, each employee, including each of the named executive officers, establishes his or her performance goals at the beginning of the year in consultation with the employee’s manager. The chief executive officer’s performance goals are approved by the board of directors. These performance goals, against which performance is assessed multiple times during the year, include a broad spectrum of metrics, such as safety results, workforce effectiveness, financial and operating results, strategy, people development, governance and corporate responsibility, environment and sustainability, and customer value delivery. At the end of the year, the employee’s performance is assessed against these multiple goals, which results in an aggregate ranking of “exceeds,” “achieves” or “below.” The Compensation Committee and the board of directors review the CEO’s performance against his goals annually. The overall ranking is one factor in decisions regarding compensation.

Key performance goals for named executive officers in 2013 were principally in the areas of: cash flow generation, total shareholder returns, manufacturing excellence, relative competitive performance, capital effectiveness, strategic priorities, safety, workforce effectiveness, and people development. Mr. Simons’ principal individual performance goals for 2013 were developing and communicating key strategic priorities, implementing a rigorous and disciplined process for driving improved performance through operational excellence and people development, and managing senior leader succession.

Mr. Fulton’s key individual performance goals for 2013 were in the areas of succession planning and leadership development, implementation of strategic priorities, and financial performance. For 2013 compensation decisions, each of the named executive officers was deemed to have performed at the level of “achieves” or above in relation to his or her goals.

Forms of Long-Term Incentive Compensation

For grants made in 2013, the long-term incentive program for senior officers, including the named executive officers, included a mix of forms of equity, with 50% of the value of the award granted as performance share units, 25% of the value granted as stock options and 25% of the value granted as time-vested restricted stock units. This mix puts more compensation at risk for senior executives and provides for greater rewards if superior performance is generated. To recognize the differences between the forest products businesses and the homebuilding business, senior management of the Company’s homebuilding and real estate development business, which is operated through WRECO and its subsidiaries, including a named executive officer, also participated in a cash long-term incentive plan more aligned with the direct financial results of the homebuilding subsidiaries.

Market Positioning

The Company establishes competitive compensation levels based on market reviews and then designs its pay program to focus executive officers on meeting Company performance objectives. Weyerhaeuser’s strategy is to set total compensation and benefit levels within the median range of market pay and benefit levels. Each component of total compensation and other benefits is intended to be consistent with market practices as established by the peer group outlined below to help the Company attract and retain executives with the skills needed in Weyerhaeuser’s businesses.

Weyerhaeuser regularly reviews market compensation levels to determine whether total compensation for its employees remains in the targeted median pay range and makes adjustments when needed. This assessment includes evaluation of base salary, annual incentive opportunities and long-term incentives. In addition, rewards such as health benefits and retirement programs are regularly assessed relative to the market. The Company also reviews the competitive performance of its peers to establish performance targets for incentive plans and to assess appropriate payout levels for performance. For 2013, total target compensation for each of the named executive officers was within the market median range for similarly situated executive officers in the competitive market, with Messrs. Simons and Fulton at median, Ms. Bedient and Mr. Gideon slightly above median, and all other named executive officers slightly below median. See “Compensation Components” below for details.

Peer Group

For compensation decisions made in 2013, the Compensation Committee used a group of companies for comparison of executive officer compensation comprised of the following broad group of basic materials and manufacturing companies and REITs:

Company	Revenue(1) ($MM)	Market Cap(2) ($MM)
Air Products & Chemicals, Inc.	$9,612	$17,852
Allegheny Technologies Incorporated	$5,182	$3,258
Ashland, Inc.	$8,206	$6,352
AvalonBay Communities, Inc.	$1,044	$15,214
Boston Properties, Inc.	$1,952	$15,983
Celanese Corporation	$6,531	$7,104
CF Industries Holding, Inc.	$6,341	$12,773
Cliffs Natural Resources Inc.	$5,999	$5,496
Domtar Corporation	$5,524	$2,954
Eastman Chemical Company	$7,656	$10,437
Equity Residential	$2,200	$18,229
Huntsman Corporation	$11,200	$3,809
International Paper Company	$27,125	$17,496
MeadWestvaco Corporation	$5,630	$5,571
Nucor Corporation	$19,808	$13,709
Plum Creek Timber Company, Inc.	$1,354	$7,170
Potlatch Corporation	$492	$1,581
PPG Industries, Inc.	$15,069	$20,779
Rayonier Inc.	$1,525	$6,386
Rock-Tenn Company	$9,208	$4,972
United States Steel Corporation	$19,660	$3,441
Vornado Realty Trust	$3,011	$14,906
75th Percentile	$9,511	$15,137
50th Percentile	$6,170	$7,137
25th Percentile	$2,403	$5,103
Weyerhaeuser	$6,674	$15,065

(1)	4Qs of revenue closest to 2012 calendar year

(2)	As of 12/31/2012

In addition to reviewing the current pay practices of these peers, the Compensation Committee reviews various pay surveys, including surveys of pay practices of forest products companies and comparably-sized manufacturing companies and general industry data for similar size companies. The peer group and survey data generally are weighted into a market composite based on equal weighting between the data sources, though the Compensation Committee may review the data separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.

COMPENSATION COMPONENTS—DETERMINATION OF COMPENSATION

Base Salary

Salaries are provided to employees as compensation for basic services to the Company and to meet the objective of attracting and retaining the talent needed to run the business. Salaries provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment. To control fixed costs while still enabling the Company to attract critical talent, Weyerhaeuser generally targets base salaries at the median level among the companies described above. Increases in salaries generally are based on the market level salary for the role in which the executive serves, individual PMP assessments, overall Company budgets and specific talent needs. Mr. Simons’ base pay was set slightly below median to reflect the Company’s general philosophy to have a greater portion of the chief executive officer’s pay at risk through short-and long-term incentive programs versus base pay. Mr. Fulton received an increase in base salary in 2013 to bring his salary closer to market median and to reflect superior performance in the CEO role. Ms. Bedient’s and Mr. Gideon’s base salaries were slightly above the median range, however, each received a modest increase in base salary for 2013 due to performance contributions in their respective roles. Messrs. Burrows, Chandrasekaran and Orser received increases in base salary to keep their respective pay levels within the median range and in the case of Mr. Chandrasekaran, to reflect the assumption of new responsibilities for the Research & Development and Technology

organization. Base salaries for the named executive officers in 2013 are listed in the following table.

Named Executive Officer	Percentage Increase Over 2012	2013 Base Salary
Doyle R. Simons (1)	n/a	$950,000
Patricia M. Bedient	1.67%	$610,000
Srinivasan Chandrasekaran (2)	4.85%	$540,000
Thomas F. Gideon	1.33%	$608,000
Peter M. Orser	3.85%	$540,000
Daniel S. Fulton (3)	5.55%	$950,000
Lawrence B. Burrows (4)	2.23%	$550,000

(1)	Mr. Simons was appointed as CEO-elect effective June 17, 2013 and assumed the role of president and chief executive officer on August 1, 2013. His annualized base salary was set at $950,000.

(2)	Effective August 21, 2013, Mr. Chandrasekaran’s base salary was increased from $530,000 to $540,000 to reflect the assumption of new responsibilities for the Research & Development and Technology organization. The 4.85% increase in the table above reflects the increase of Mr. Chandrasekaran’s 2012 base salary ($515,000) to his increased salary ($540,000).

(3)	Mr. Fulton assumed the role of Vice Chairman effective August 1, 2013 and continued in such capacity until his retirement date on October 31, 2013. His base salary was unchanged in his new role as Vice Chairman. His annualized base salary was $950,000.

(4)	Mr. Burrows retired from the Company effective October 31, 2013. His annualized base salary was $550,000.

Short-Term Incentive Plans

The Company has two short-term incentive plans, both of which are cash bonus incentive plans designed to focus executive officers and other participants on maximizing efficiency and generating strong financial performance. Salaried employees of the corporate and forest products segments, including named executive officers, participate in the Annual Incentive Plan (“AIP”). Employees of the Company’s homebuilding and real estate development subsidiaries, including the WRECO president, participate in the WRECO Short-Term Incentive Plan (“STIP”). Each participant is assigned a target bonus opportunity under the employee’s respective short-term incentive plan reflecting competitive practices in the market for similar positions. Both the AIP and the STIP are funded based on achieving pre-established financial performance targets, as described in more detail below. The principal financial performance metric used in each plan is different because each plan uses the standard performance metric typically used by each of the industries. Bonuses are awarded to individual employees based on the level of plan funding and the person’s performance against his or her PMP goals. In general, executive officers with a PMP rating of “achieves” receive an award at or near the bonus level funded by financial and business performance.

AIP Performance Measures and Plan Mechanics

The AIP is an annual cash bonus plan focused on the performance of the businesses in the Company’s Timberlands, Wood Products and Cellulose Fibers segments (the “Forest Products” segments). The Company’s businesses tend to be cyclical and influenced by separate factors, highlighting the need to view each of the Company’s businesses separately. The AIP is designed to be easy for employees to understand and give them a clear view of the effect of their business improvement efforts on their compensation.

AIP funding:

•	for the chief executive officer, is based 80% on the achievement of Company return on net assets (“RONA”) targets;
•	for the Wood Products and Cellulose Fibers businesses, is based 80% on the RONA achieved by the respective business; and
•	for the Timberlands business, is based 80% on the funds from operations (“FFO”) achieved by the business.

FFO is defined as earnings before interest and taxes (“EBIT”), less 1031 exchanges and gains on large asset sales, plus depletion, depreciation and amortization, plus the net book value of cash from sales of land, and less fertilizer spending. FFO is used as a performance measure for the Timberlands business because it is a commonly used metric by real estate investment trusts (REITs) to measure operating performance. FFO is intended to focus participants on generating cash flow, which supports the Company’s focus on maintaining a sustainable dividend for shareholders.

RONA is defined as EBIT divided by average net assets. For purposes of determining RONA, net assets equals total assets, less cash and short-term investments, deferred tax assets, consolidated assets from special purpose entities, capitalized interest, and current liabilities. RONA is used as the performance measure for the chief executive officer and the Wood Products and Cellulose Fibers businesses given its strong link over time to total shareholder return in the basic materials sector and for Weyerhaeuser. The use of this measure is intended to focus participants on generating profitability, both through increasing revenues and controlling costs. In addition, use of this measure reinforces the importance of making capital investments that will improve the Company’s overall returns.

The Compensation Committee has discretion to adjust the earnings used in the FFO or RONA calculations for special items as appropriate. In 2013, charges for impairments and restructurings were excluded. Additionally, earnings and assets from the Longview Timber LLC business, which was acquired in July 2013, were excluded from the calculation of 2013 FFO and RONA for AIP purposes. Further, expenses relating to the acquisition of the Longview Timber LLC business and the pending disposition of the WRECO business were excluded from the calculation of 2013 earnings for AIP purposes.

The remainder of the funding for the AIP (20%) is based on the performance of each business against certain business metrics approved in advance by the Compensation Committee (the “business scorecard”). The business scorecard metrics are in areas such as financial and competitive performance, cash generation, performance against strategic goals, and safety. Funding for performance against the business scorecard metrics is capped at target or below by various factors, such as the failure to achieve profitability.

Employees of businesses in the Forest Products segments, including the executive officer leading a segment and any staff function employee who works only in that business’s facilities or substantially in support of that business, receive bonuses based on the performance of the business against its FFO (for Timberlands) or RONA (for Wood Products and Cellulose Fibers) targets and business scorecard metrics, modified by the performance of the individual employee against his or her performance goals.

Other non-embedded staff function employees receive annual bonuses based on the actual funding of the AIP for the Timberlands, Wood Products, Cellulose Fibers and WRECO businesses (based 25% on each business segment’s funding) modified by the performance of the individual employee against his or her performance goals. This funding mechanism is designed to focus support staff efforts on helping all of the businesses to be successful.

AIP Performance Target Setting

Business performance targets required to be met by the businesses to fund 80% of their AIP are established by the Compensation Committee at the beginning of each plan year and are not subject to adjustment by Company management. The Compensation Committee determines the level of

FFO or RONA performance necessary for funding the threshold, target and maximum levels, which represent 20%, 100% and 200% of target funding levels. If the segment’s FFO (for Timberlands) or RONA (for Wood Products and Cellulose Fibers and the chief executive officer) is below the threshold, the funding level for this portion of the AIP is 0%.

These targets are established based on a variety of factors.

•	The amount required to fund the Company’s dividend is an important factor in establishing the threshold performance goal.
•	The cost of capital for each segment, near-term outlook, and competitive position influences the performance goal set for target funding.
•	Internal benchmarks of outstanding performance influence the performance goal set for maximum funding.

For 2013, the Compensation Committee set FFO and RONA funding targets for the businesses and the Company at the following levels:

Performance Targets for AIP Funding

	Metric	Threshold (20% Target Funding)	Target (100% Target Funding)	Maximum (200% Target Funding)
Timberlands	FFO	$363M	$454M	$567M
Wood Products	RONA	6%	12%	20%
Cellulose Fibers	RONA	6%	12%	20%
Overall Company (for CEO’s AIP) (1)	RONA	6%	10%	17%

(1)	The 2013 RONA targets for each of Messrs. Simons and Fulton were as set forth in the table. However, the AIP payment amounts actually received were pro-rated for the time in service during 2013.

WRECO STIP Performance Measures and Plan Mechanics

Employees of the Company’s homebuilding subsidiaries, including the WRECO president, participate in the STIP and are not eligible to participate in any other annual incentive plan offered by the Company. Funding for the STIP is based 60% on WRECO’s absolute return on investment (“ROI”), 20% on its competitive ROI ranking and 20% based on performance against a set of business metrics. ROI, which is the financial performance metric typically used in the homebuilding industry, is defined as WRECO’s annual earnings before interest expense, capitalized interest amortized to cost of sales and taxes, divided by a five-quarter average of Invested Capital. Invested Capital is defined as total assets, less non-interest bearing liabilities and capitalized interest. ROI is used as the measure to focus participants on achieving top quartile competitive performance.

At the beginning of the year, STIP participants are assigned a target bonus that reflects competitive practices in the market for similar positions. Bonus opportunities range from 0% to 460% of the target incentive value based on the participant’s performance against the performance metrics with final awards approved by the Company’s chief executive officer and the Compensation Committee. Award amounts in excess of 300% of target are automatically deferred for a minimum of two years. The Compensation Committee, at its discretion, may recover reasonable amounts from this holdback amount if appropriate due to a restatement of income for the plan period or a material adjustment to income for the plan period in subsequent years. For 2013, asset impairments and expenses relating to the pending disposition of the WRECO business were excluded from the calculation of ROI for STIP purposes.

WRECO STIP Performance Target Setting

The ROI targets established for each plan year are recommended by the Company’s CEO and approved by the Compensation Committee. The minimum ROI threshold to fund the absolute and relative competitive ranking components of the STIP in 2013 was 6%. The amount required to fund the Company’s dividend is an important factor in establishing the threshold performance goal. This level also aligns with the minimum RONA funding levels in the AIP. Target funding was set at 12% for ROI. The threshold competitive ROI ranking required to fund that component of the STIP in 2013 was a median competitive ranking. The business metrics used for 2013 funding focused on unit sales (threshold – 2,864; target – 3,183), single-family net margin (threshold – $63 million; target – $70 million), and cash from operations (threshold – $26 million; target – $32 million). The resulting funding multiple from all components of the plan may not exceed 460% of target.

Bonus Opportunities Under the AIP and STIP

At the beginning of the year, each participant in the bonus plans, including named executive officers, was assigned a target bonus opportunity that reflected competitive practices in the market for similar positions. Targets for the named executive officers ranged from 75% to 125% of base pay (Mr. Chandrasekaran’s target was increased from 75% to 85% upon his assumption of additional responsibilities for Research & Development and Technology in August 2013). The opportunity for each executive officer ranged from 0% to 300% of the target incentive value, other than for Mr. Orser who had a maximum bonus opportunity of 460% of target. Targets set for the chief executive officer and the named executive officers were based on competitive market practices and designed to focus the executive on the overarching objective of improved operating performance.

Bonus Allocation Process

After the end of each plan year, the Compensation Committee approves the funding for the bonus based on the performance of each business against its pre-determined financial targets and business scorecard metrics. The bonus opportunities for executive officers are adjusted up or down from each officer’s target opportunity based on the level of funding achieved (e.g., 50% funding would reduce an officer’s target opportunity by half). Funded awards are allocated to executive officers based on each officer’s PMP rating. These ratings are established based on a qualitative and quantitative assessment of performance against the officer’s pre-established goals (see “Compensation Philosophy and Principles—Performance Management”) and other individual performance criteria. In general, an executive officer with a PMP rating of “achieves” receives an annual incentive award at or near his or her funding-adjusted individual target level. Similarly, an executive officer with an “exceeds” rating may receive an annual incentive award greater than his or her individual funding-adjusted target level. Those with a “below” rating typically receive less than the individual funding-adjusted target incentive opportunity. For 2013, each of the named executive officers was deemed to have performed at the level of achieves or above in relation to his or her goals.

Short-term Incentive Plan Funding and Allocation Illustration

The board of directors determines the bonus to be paid to the Company’s chief executive officer based on the recommendation of the Compensation Committee. The Compensation Committee determines the bonuses to be paid to executive officers based on recommendations by the chief executive officer and chief human resources officer. Individual AIP awards are calculated as follows (the bracketed items correlate to Mr. Simons’ AIP 2013 funding calculations):

For 2013, AIP funding multiples were as follows:

Business (Financial Measure)	Financial Performance		Business Scorecard Metrics
	2013 Financial Results	Funding Multiple [A]	2013 Scorecard Results	Funding Multiple [B]	2013 Total Funding Multiple [A+B]
Chief Executive Officer (Company RONA) Doyle R. Simons Daniel S. Fulton	12.85%	1.03	High Achieves High Achieves	0.40 0.32	1.43 1.35
Cellulose Fibers (Segment RONA)	9.3%	0.51	Achieves	0.23	0.74
Wood Products (Segment RONA)	35.6%	1.60	High Achieves	0.30	1.90
Timberlands (Segment FFO)	$527.0	1.12	High Achieves	0.30	1.42
WRECO (Segment ROI) (1)	9.2%	0.37	Achieves	0.25	0.62
Staff – Non-embedded (2)	n/a	0.90	n/a	0.27	1.17

(1)	Determined solely for purposes of AIP calculations for non-embedded staff. WRECO employees, including the president of WRECO, do not participate in the AIP.

(2)	Based on performance of Cellulose Fibers, Timberlands, Wood Products and WRECO (25% for each business segment).

For the 2013 STIP, WRECO’s absolute ROI was above the threshold, competitive ROI ranking was below and performance against business metrics was slightly above target performance levels. As a result, the STIP funded at 0.62 times target for Mr. Orser.

Short-term incentive bonus targets and actual payout amounts are reflected in the table below.

Executive Officer	Target Bonus (% of Base Salary)	Target Bonus Amount ($)	Total Funding Multiple	Individual Rating	2013 Bonus Earned ($)	2013 Bonus Earned (% of Target)
Doyle R. Simons (1)	125%	$644,183	1.43	Achieves	$918,508	143%
Patricia M. Bedient	85%	$518,500	1.17	Exceeds	$650,000	125%
Srinivasan Chandrasekaran (2)	85%	$459,000	0.74	Exceeds	$460,000	100%
Thomas F. Gideon	85%	$516,800	1.42	Achieves	$750,000	145%
Peter M. Orser (3)	85%	$459,000	0.62	Exceeds	$341,496	74%
Daniel S. Fulton (4)	125%	$1,187,500	1.35	Achieves	$1,338,716	135%
Lawrence B. Burrows (5)	85%	$467,500	1.90	Achieves	$739,805	158%

(1)	Mr. Simons was appointed as CEO-elect effective June 17, 2013 and assumed the role of president and chief executive officer on August 1, 2013. Mr. Simons’ target bonus amount was pro-rated for his time in service for the year.

(2)	Effective August 21, 2013, Mr. Chandrasekaran’s target bonus was increased from 75% to 85% to reflect his assumption of new responsibilities for the Research & Development and Technology organization.

(3)	Pursuant to a retention agreement entered into in connection with the strategic review regarding WRECO, if Mr. Orser’s STIP was funded and paid at less than his target bonus amount for 2013, his payment under the retention agreement would be equivalent to the difference between the amount actually payable under the STIP for 2013 and his STIP target amount for 2013. Because Mr. Orser’s 2013 earned STIP was less than his target, Mr. Orser received a payment of $117,504 under his retention agreement. This amount is reflected in the Summary Compensation Table below.

(4)	Mr. Fulton retired from the Company effective October 31, 2013. His actual bonus amount was pro-rated for his time in service for the year.

(5)	Mr. Burrows retired from the Company effective October 31, 2013. His actual bonus amount was pro-rated for his time in service for the year.

Mr. Simons’ bonus under the AIP was above target because the Company’s RONA was above target and because of Mr. Simons’ strong leadership in driving operational excellence throughout the organization, his work on people and leadership development, his engagement efforts with the Company’s various stakeholders, and his leadership in developing key strategic initiatives for the Company. For Mr. Fulton, his bonus under the AIP was above target because the Company’s RONA was above target and because of his leadership on several key strategic transactions, including the acquisition of Longview Timber and the strategic review process relating to WRECO, and his work on succession planning, including the seamless transition of, and support for, a new chief executive officer. Ms. Bedient’s bonus was above target because the pool for non-embedded staff positions under the AIP funded above target and was further increased because of her leadership on the Longview Timber acquisition, including the related financing transactions, and WRECO strategic review process as well as her efforts in supporting the transition to a new chief executive officer. Mr. Gideon’s bonus was above target because the Timberlands pool under the AIP funded above target and because of his efforts relating to the Longview Timber acquisition. Notwithstanding that the Cellulose Fibers pool under the AIP funded below target, Mr. Chandrasekaran’s bonus was increased to reflect payout at target based on his continued leadership in driving operational excellence, including cost-reduction initiatives, in the Cellulose Fibers business, for taking on new responsibilities for the Research & Development and Technology organization, as well as his exceptional efforts in building and maintaining strong customer relationships both domestically and abroad. Mr. Orser’s bonus was below target because the WRECO pool under the WRECO STIP funded below target; however, Mr. Orser’s bonus amount was increased in recognition of his exceptional leadership of the WRECO organization throughout the strategic review process, including retaining key personnel and driving performance of the business under challenging circumstances, and his significant efforts in supporting the strategic review process, which ultimately resulted in the Company successfully reaching an agreement to combine WRECO with TRI Pointe Homes (as further described below). Mr. Burrows’ bonus was above target because the Wood Products pool under the AIP funded above target.

Long-Term Incentive Compensation

Each year, target long-term incentive award opportunities are set for each of the Company’s executives, including the named executive officers. Target award opportunities generally are set at the median of peer companies. Grants of long-term incentives are not guaranteed and must be earned each year. These opportunities may be increased or decreased based on the executive officer’s PMP rating, using the criteria described in “Compensation Philosophy and Principles—Performance Management.” Participants do not receive an equity grant if performance against their PMP performance goals does not meet minimum standards. The Compensation Committee also considers competitive market pressures, expected future contributions to the Company and retention concerns in determining the final grants to executive officers.

To fund the Company’s long-term compensation programs, the Compensation Committee establishes an equity pool available for grant in any given year. The pool level is set within the median range of competitive practices. For grants in 2013, the Compensation Committee established a pool of 2,648,955 shares, or 0.486%, of outstanding common shares (measured as of January 1, 2013) to be available for grants of performance share units, stock options and restricted stock units to all participants. The pool is established assuming performance share units will pay out at target. In addition, the Compensation Committee considers the accounting costs reflected in the Company’s financial statements when establishing the forms of equity to be granted and the size of the overall pool. The forms of equity selected are intended to be cost-efficient, and the overall cost must be within the acceptable levels for internal budgets.

Weyerhaeuser makes its annual long-term incentive grants to employees in February of each year at the regular meeting of the Compensation Committee, which typically is within one to two weeks after the Company publicly releases earnings. The Compensation Committee meeting date was the effective grant date for the annual equity grants to all participants. For executive officers who are hired or promoted during the year, the Compensation Committee considers compensation levels in connection with the board’s appointment of the executive and approves equity grants for the executive that are effective upon the later of (i) the officer’s start date or the effective date of the promotion or (ii) the date the grant is approved by the Compensation Committee.

Total Long-Term Incentive Compensation Grants

The Compensation Committee established a target level of long-term incentives for each executive officer position based on the median of competitive market long-term incentive levels. For 2013, the target long-term incentive values (as a percent of base salary) for the named executive officers were:

Executive Officer	Target Long-Term Incentive Value
Doyle R. Simons (1)	526%
Patricia M. Bedient	261%
Srinivasan Chandrasekaran (2)	195%
Thomas F. Gideon	276%
Peter M. Orser	200%
Daniel S. Fulton	710%
Lawrence B. Burrows	277%

(1)	Mr. Simons was appointed as CEO-elect effective June 17, 2013 and assumed the role of president and chief executive officer on August 1, 2013. Mr. Simons’ target long-term incentive grant made in June 2013 was a pro-rated amount based on his expected service from June through December 2013.

(2)	Mr. Chandrasekaran’s target long-term incentive compensation was set in February 2013 and the percentage reflected above is based on his base salary as of such time.

The long-term incentive awards were granted in the form of performance share units, stock options, and time-vested restricted stock units, with approximately 50% of the value of the award granted in the form of performance share units, approximately 25% of the value in the form of stock options, and approximately 25% of the value in the form of restricted stock units. To recognize the differences between the forest products businesses and the homebuilding business, senior management of WRECO, including Mr. Orser, also participated in a cash long-term incentive plan more aligned with the direct financial results of the homebuilding subsidiaries, with approximately 25% of the value of his award granted in the form of company performance share units, approximately 25% of the value in the form of WRECO long-term incentive grants, approximately 25% of the value in the form of stock options and approximately 25% of the value in the form of restricted stock units.

Long-term incentive awards granted to the named executive officers were generally at or above median for the respective position. Mr. Simons’ long-term incentive grant was at median, on annualized basis, to ensure a competitive initial equity grant, which the committee deemed important as part of the effort to recruit a new chief executive officer, as well as to be comparable to the prior CEO’s equity compensation. Mr. Fulton’s long-term incentive grant was slightly above median as a result of his significant efforts in continuing to lead the Company through a challenging environment and positioning the Company for future growth. Ms. Bedient’s long-term incentive grant was above median in recognition of her leadership and performance contributions executing Weyerhaeuser’s growth strategy and guiding the Company’s Wood Products profit improvement efforts. Mr. Chandrasekaran’s long-term incentive grant was above median based on his leadership and performance contributions as well as his leadership supporting the Wood Products profit improvement efforts. Mr. Gideon’s long-term incentive grant was at median based on his performance contributions developing and executing Weyerhaeuser’s growth strategy. Mr. Orser’s long-term incentive grant was above median based on his leadership and performance contributions leading the WRECO organization during a challenging time in the homebuilding industry. Mr. Burrows’ long-term incentive grant was above median based on his leadership and performance in supporting the Wood Products profit improvement initiative.

Performance Share Unit Awards

Weyerhaeuser granted performance share units to executive officers in 2013 to focus participants on strategic business goals and the effect of operational decisions on shareholder returns. A target number of performance share units were granted to the named executive officers in 2013. The initial number of performance share units actually earned was based on the Company’s performance against cash flow metrics for 2013. Cash flow is defined as the Company’s net change in cash and cash equivalents excluding payments for dividends, share repurchases and debt including any use of cash for early prepayment of debt; cash received from the exercise of stock options, debt issuance and issuance of stock; acquisitions and dispositions beyond those identified as non-strategic in the annual plan; and adjusted for changes in book overdrafts and collateral posted for letters of credit. In 2013, the cash flow excluded the effects of the acquisition of Longview Timber LLC, which closed in July 2013, including cash from the operations of Longview Timber, transactions costs and the related financing. In addition, the cash flow excluded the transaction costs and expenses associated with the pending disposition of the WRECO business.

The initial number of performance share units earned will be adjusted up or down by 20% based on the Company’s two-year total shareholder return (“TSR”) relative to the S&P 500 during 2013 and 2014. This mix of performance measures focuses the executive officer on the Company’s strategic business goal of cash generation as well as the Company’s shareholder return performance compared to a broad index of companies. Use of these measures balances operational and market performance and ensures that performance against each measure has a significant effect on earned compensation. At the end of the two-year performance period, 50% of the performance share units will be vested and payable to the participant, with the remaining performance share units vesting 25% a year over the subsequent two-year period to further align management’s and shareholders’ interests. For grants in 2013 (other than with respect to Mr. Simons whose performance share unit targets are discussed below), the cash flow target was $535 to $565 million. This target was substantially higher than the targets for 2012. Achievement of the cash flow target determines the initial number of performance share units earned as shown below.

	Cash Flow
2013 grants	Performance $ Mil.		% of Target Award
	<$	400	0%
		$400	25%
		$450	50%
		$500	75%
Target performance		$535-565	100%
		$600	125%
		$635	150%

Full year 2013 cash flow (calculated for purposes of the performance share units) was $737 million, resulting in an initial number of performance share units earned equal to 150% of target. Cash flow for the combined third and fourth quarters of 2013, which is the cash flow performance period under Mr. Simons’ June 2013 grant, was $494 million, resulting in an initial number of performance share units earned equal to 130% of target. These performance share units will be decreased by 20% if the Company’s relative TSR ranking over the two-year period is in the 25th percentile or lower. No modification will occur if the Company’s relative TSR ranking is in the 50th percentile. The number of performance share units earned will be increased by 20% if the Company’s relative TSR ranking is in the 75th percentile or greater. Payout for performance between points will be linearly interpolated. The maximum number of performance share units that can be earned is capped at 150% of the target number of shares.

If the Company declares and pays dividends on the Company’s common stock during the time period when performance share units are outstanding, the performance share units will be credited with the dividends, which will be reinvested in additional units to be paid out in shares if and when the performance share units vest. To the extent the performance share units vest and are paid to participants, the dividends credited to the performance share units will also vest and be paid.

The following table shows the target number of performance share units granted to each of the named executive officers and the initial number of performance share units earned based on the Company’s performance against the cash flow target for 2013. The initial number of performance share units will be adjusted up or down by up to 20% at the end of 2014 based on the Company’s two-year TSR ranking relative to the S&P 500 during 2013 and 2014 (subject to the 150% cap described above).

Executive Officer	Target 2013 Performance Share Units	Initial Number of Performance Share Units Earned
Doyle R. Simons (1)	42,287	54,973
Patricia M. Bedient	26,152	39,228
Srinivasan Chandrasekaran	16,971	25,457
Thomas F. Gideon	27,591	41,387
Peter M. Orser	11,987	17,981
Daniel S. Fulton (2)	110,813	166,220
Lawrence B. Burrows (3)	25,063	0

(1)	Mr. Simons’ performance share unit grant was made on

June 17, 2013 at the time of his appointment as CEO-elect. Mr. Simons’ 2013 performance share unit grant was pro-rated for his time in service for the year. The initial performance goal for the performance share unit award for Mr. Simons was based on cash flow targets for the third and fourth quarters of 2013 and the target was selected to equal the full year projected cash flow amount at the time of Mr. Simons’ grant less the cash flow achieved during the first and second quarters of 2013. The number of performance share units earned based on cash flow achieved during the third and fourth quarters of 2013 will be modified up or down by up to 20% based on the Company’s total shareholder return (“TSR”) for the period beginning on the date of grant and ending on December 31, 2014 relative to the S&P 500 during that period. The following table illustrates the cash flow targets and payout amounts for Mr. Simons’ 2013 performance share unit grant:

	Cash Flow for the Combined Third and Fourth Quarters of 2013
	Performance $ Mil.		% of Target Award
	<$	326	0%
		$326	25%
		$367	50%
		$408	75%
Target performance		$437-461	100%
		$490	125%
		$519	150%

(2)	Mr. Fulton’s target performance share unit grant was prorated to 83,110 per the Terms and Conditions of the grant (under the applicable retirement provisions). Initial earned performance share units under the 2013 grant, based on 2013 cash flow, were 124,665.

(3)	Mr. Burrows’ performance share unit grant was canceled per the Terms and Conditions of the grant (under the applicable early retirement provisions).

For 2012 grants of performance share units, the cash flow targets were the following:

2012 Grants	Cash Flow
	Performance $ Mil.		% of Target Award
	<$	250	0%
		$250	25%
		$275	50%
		$300	75%
Target performance		$325-350	100%
		$400	125%
		$425	150%

The Company’s cash flow (calculated for purposes of the performance share units) was $394 million for fiscal 2012, resulting in an initial number of performance share units from the 2012 grant being earned at 122% of target. The Company’s two-year TSR ranking for 2012-2013 was slightly below the 75th percentile, which resulted in the initial number of performance share units earned under such grants being increased by 17%.

Executive Officer	Initial Number of 2012 Performance Share Units Earned in 2012	Final Number of 2012 Performance Share Units Earned Based on 2-Year TSR Ranking
Doyle R. Simons (1)	n/a	n/a
Patricia M. Bedient	30,561	35,822
Srinivasan Chandrasekaran	24,705	28,958
Thomas F. Gideon	32,940	38,610
Peter M. Orser	14,640	17,160
Daniel S. Fulton	135,192	158,463
Lawrence B. Burrows (2)	32,025	0

(1)	Mr. Simons did not receive a performance share unit award for 2012 as he was not an executive officer during 2012.

(2)	Mr Burrows’ performance share unit award for 2012 was canceled per the Terms and Conditions of the grant (under the applicable provisions for early retirement).

The end of the two-year performance period for the 2012 grant was December 31, 2013. Fifty percent of the earned 2012 performance share units were vested and payable to the participants as of the second anniversary of the grant date. Of the remaining 2012 performance share units, half will vest and be payable to the participant as of the third anniversary of the grant date and half will vest and be payable as of the fourth anniversary of the grant date, assuming the participant remains an employee of the Company.

The vesting provisions for performance share units granted in 2013, to the extent earned, were as follows:

•	performance share units vest 50%, 25% and 25% on the second, third and fourth anniversaries of the grant date, respectively, as long as the individual remains employed by the Company;
•	performance share units fully vest in the event of disability or death while employed;
•	performance share units continue to vest upon retirement at an age of at least 62, but a portion of the grant is forfeited if retirement occurs before the one-year anniversary of the grant depending on the number of months employed after grant date;
•	performance share units continue vesting for one year in the event of involuntary termination due to job elimination when the retirement criteria have not been met; and
•	performance share units will be forfeited upon termination of employment in all other situations including early retirement prior to age 62.

Stock Options

Stock options are issued at 100% of the fair market value (calculated using a Black-Scholes option valuation model as described in Note 19 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K) to reward executives only when the stock price increases. In 2013, the following awards of stock options were granted to the named executive officers:

Executive Officer	Stock Options
Doyle R. Simons (1)	84,118
Patricia M. Bedient	43,587
Srinivasan Chandrasekaran	28,284
Thomas F. Gideon	45,985
Peter M. Orser	39,951
Daniel S. Fulton	184,689
Lawrence B. Burrows	41,771

(1)	Mr. Simons’ stock option grant was made on June 17, 2013 at the time of his appointment as CEO-elect. Mr. Simons’ 2013 stock option grant was pro-rated for his time in service for the year.

The value of the stock options granted in 2013 to the named executive officers was approximately 25% of the value of the long-term incentive grant with the specific value of the long-term incentive grant based on the factors described above under “Long-Term Incentive Grants.”

The vesting and post-termination vesting terms for stock options granted in 2013 were as follows:

•	stock options vest ratably over 4 years with 25% vesting on each of the first, second, third and fourth anniversaries of the grant date;
•	stock options vest immediately in the event of disability or death while employed;
•	stock options continue to vest upon retirement at an age of at least 62, but a portion of the grant is forfeited if retirement occurs before the one-year anniversary of the grant depending on the number of months employed after grant date;
•	stock options continue vesting for one year in the event of involuntary termination due to job elimination when the retirement criteria has not been met; and
•	stock options stop vesting and are forfeited for all other situations including early retirement prior to age 62.

Restricted Stock Unit Awards

The Company grants restricted stock unit awards to align the interests of executive officers with those of our shareholders by creating a strong incentive to create and preserve long-term shareholder value. Through restricted stock units, executives officers, like our shareholders, share both the risks and rewards of stock ownership. In addition, restricted stock units reward total shareholder return, whether delivered through share price appreciation or dividends. The Company believes this is appropriate since, as a REIT, our dividend distribution requirements lead to a significant portion of our total shareholder return being delivered through dividends. Through multi-year vesting, the restricted stock unit grants also serve as a retention device.

In 2013, the following restricted stock unit awards were granted to the named executive officers.

Executive Officer	Restricted Stock Units
Doyle R. Simons (1)	21,548
Patricia M. Bedient	13,076
Srinivasan Chandrasekaran	8,485
Thomas F. Gideon	13,795
Peter M. Orser	11,987
Daniel S. Fulton	55,407
Lawrence B. Burrows	12,531

(1)	Mr. Simons’ restricted stock unit grant was made on June 17, 2013 at the time of his appointment as CEO-elect. Mr. Simons’ 2013 restricted stock unit grant was pro-rated for his time in service for the year.

The value of the restricted stock units granted in 2013 to the named executive officers was approximately 25% of the value of the long-term incentive grant with the specific value of the long-term incentive grant based on the factors described above under “Long-Term Incentive Grants.”

The vesting provisions for restricted stock units granted in 2013 were as follows:

•	restricted stock units vest ratably over 4 years with 25% vesting on each of the first, second, third and fourth anniversaries of the grant date;
•	restricted stock units vest immediately in the event of disability or death while employed;
•

restricted stock units continue to vest upon retirement at an age of at least 62, but a portion of the grant is forfeited if retirement occurs before the one year anniversary of the grant depending on the number of months employed after grant date;

•	restricted stock units continue vesting for one year in the event of involuntary termination due to job elimination when the retirement criteria has not been met; and
•	restricted stock units will be forfeited upon termination of employment in all other situations including early retirement prior to age 62.

WRECO Cash LTIP

WRECO managers, including the named executive officer who is the president of WRECO, are eligible to participate in the LTIP. Funding for the LTIP is based on WRECO’s performance and the performance of each of its subsidiaries over a three-year period. For each of the 2011 (covering the period of 2011-2013), 2012 (covering the period of 2012-2014) and 2013 (covering the period 2013-2015) LTIP grants, performance for the president of WRECO is measured in part by the absolute pre-tax economic profit (“PTEP”) of WRECO (60%), and in part by WRECO’s three-year competitive ROI ranking versus public home builders (40%). PTEP is defined as earnings before interest and taxes, minus overhead costs charged by the Company, minus a cost of capital charge. The measures and targets are used to focus participants on achieving sustained top quartile competitive performance.

Each participant in the LTIP is assigned a target number of LTIP shares. For the president of WRECO, the ultimate value of each LTIP share is determined by the achievement of WRECO PTEP plus the competitive ROI ranking of WRECO. The portion of the share value derived from ROI ranking is capped based on WRECO’s absolute ROI. For the 2013 and 2012 LTIP grants, absolute ROI during the performance period must be above 10% in order to achieve full funding under the competitive ROI ranking portion of the award. For the 2011 LTIP grant, absolute ROI during the performance period needed to be above 14% in order to achieve full funding under the competitive ROI ranking portion of the award. Additionally, if WRECO’s ROI was less than 6% during any measurement period, the earned value per unit for the competitive ROI portion would be $0. This level was chosen to ensure that the LTIP would fund only if performance was above threshold Weyerhaeuser performance expectations.

2011 LTIP Grant

Mr. Orser’s 2011 total WRECO LTIP award opportunity, which covered the period from 2011 through 2013, was based upon the three-year absolute PTEP of WRECO and WRECO’s three-year competitive ROI ranking versus public home builders (see following graphic), measured from January 1, 2011.

The LTIP share value opportunities associated with PTEP and ROI ranking performance for Mr. Orser’s 2011 WRECO LTIP grant were as follows:

WRECO PTEP		WRECO ROI Ranking
PTEP ($MM)	Share Value	ROI Rank	Share Value
$ 0	$ 0	1	$750
$ 50	$ 120	2	$600
$100	$ 240	3	$400
$150	$ 360	4	$250
$200	$ 480	5	$200
$250	$ 600	6	$100
$300	$ 720	7	$ 50
$350	$ 840	<7	$ 0
$400	$ 960	WRECO ROI must be >6%. Award is limited to $250 if WRECO ROI is below 14%.
$450	$1080
$500	$1200
$550	$1320
$600	$1440
$650	$1560
$700	$1680

For the 2011 WRECO LTIP grant, which covered the performance cycle ending in 2013, WRECO achieved an ROI ranking that was fourth in the peer group resulting in a share value of $250 per share for the for ROI ranking portion of Mr. Orser’s award. The WRECO PTEP for the 2011 through 2013 period was $0, which resulted in a $0 per share value for the PTEP portion of Mr. Orser’s award.

As a result, Mr. Orser received a payment described in the following table for his 2011 WRECO LTIP grant.

Executive Officer	LTIP Shares (1)	2013 WRECO LTIP Share Value (per share) ($)	2013 LTIP Earned ($)
Peter M. Orser	150	$250	$37,500

(1)	Relates to 2011 LTIP grant covering performance cycle beginning January 1, 2011 and ending December 31, 2013.

2012 and 2013 LTIP Grants

Similar to the 2011 LTIP grant, the total LTIP award possibility for Mr. Orser’s 2012 and 2013 grants were based upon the three-year absolute PTEP of WRECO and WRECO’s three-year competitive ROI ranking versus public home builders. For the 2012 LTIP grant, the total target share value was set at $1,240 per share and Mr. Orser received a grant of 150 shares. For the 2013 LTIP grant, the total target share value was set at $1,240 per share and Mr. Orser received a grant of 150 shares.

In contemplation of the pending transaction with TRI Pointe Homes (as further described below), the Compensation Committee approved a payout of the 2012 and 2013 LTIP grants for participating WRECO employees, including Mr. Orser. Each of the 2012 and 2013 LTIP grants covered performance periods that would go well beyond the anticipated closing date for the transaction with TRI Pointe Homes. Consequently, achieving requisite performance for future periods under the 2012 and 2013 LTIP grants would have been largely dependent upon strategic and operating decisions of the TRI Pointe Homes management team after closing, which strategic and operating decisions might not be consistent with the assumptions used in setting the metrics and targets for the 2012 and 2013 LTIP grants. Consequently, the Company determined it was appropriate to pay out the 2012 and 2013 LTIP grants prior to closing the transaction with TRI Pointe Homes. The payout amounts were determined by using a conservative estimate of future performance (based on performance to date) and applying a discount to both compensate for risk to achieving the estimated performance as well as to take into consideration the earlier receipt of payout amounts.

Retention Awards for WRECO President

In June 2013, the Company announced that its board of directors authorized the exploration of strategic alternatives with respect to WRECO and that the Board intended to consider a broad range of alternatives including continuing to operate WRECO, or a merger, sale or spin-off of the business. In November 2013, we announced that the Company had entered into a transaction agreement with TRI Pointe Homes, Inc. (“TRI Pointe Homes”) pursuant to which WRECO will be divested through a Reverse Morris Trust transaction and ultimately become a wholly owned subsidiary of TRI Pointe Homes. The Company entered into an initial retention agreement with Mr. Orser in August 2013 in connection with the Company’s plan to explore strategic alternatives for WRECO. The initial retention agreement provided that Mr. Orser would receive, subject to satisfaction of certain conditions, his target bonus amount for 2013 under the STIP. Under the terms of the retention agreement, if Mr. Orser’s STIP was funded and paid at less than his target bonus amount for 2013, his payment under the retention agreement would be equivalent to the difference between the amount actually payable under the STIP for 2013 and his STIP target amount for 2013. If Mr. Orser’s STIP was funded at or greater than his target bonus amount for 2013, there would be no additional payment due under the retention agreement. The Compensation Committee determined that this retention arrangement was appropriate and in the Company’s best interest to ensure that Mr. Orser remained with the organization and that he was appropriately incentivized to continue to manage the homebuilding and real estate business through a challenging process of exploring strategic alternatives for WRECO. Mr. Orser satisfied the conditions for his initial retention agreement, which retention payment became due and payable in March 2014. Because the amounts under Mr. Orser’s initial retention agreement were payable in March 2014 (concurrent with the STIP payout), and the transaction with TRI Pointe Homes is expected to close later in the second quarter of 2014, the Compensation Committee determined that it would be appropriate to enter into an additional retention arrangement to ensure Mr. Orser’s continued engagement in managing the WRECO business and supporting the transaction through the date of closing. Consequently, the Company entered into an additional retention arrangement with Mr. Orser, pursuant to which

Mr. Orser will receive an additional retention bonus in the amount of $460,000 at the time of closing the transaction with TRI Pointe Homes, subject to satisfaction of certain conditions including his continued employment through the date of closing.

Other Benefits

All U.S. and Canadian salaried employees, including executive officers, are eligible for:

•	a tax-qualified defined benefit retirement or pension plan (the Weyerhaeuser Pension Plan), if hired before January 1, 2014,
•	a tax-qualified defined contribution retirement plan,
•	health and dental coverage,
•	Company-paid term life insurance,
•	disability insurance,
•	paid time off, and
•	paid holidays.

These rewards are designed to be competitive with overall market practices and are in place to attract and retain the talent needed in the business. In addition, officers may be eligible to participate in a supplemental retirement plan, if hired before January 1, 2014, and deferred compensation plan and to receive other benefits described below.

Supplemental Retirement Plan

Executives and other highly-paid officers in the U.S. are eligible to participate in the Supplemental Retirement Plan (the “Supplemental Plan”). The Supplemental Plan provides the benefits that would otherwise be provided under the qualified plan, but are not as a result of limits imposed by the Internal Revenue Code. The Supplemental Plan is provided because it is a competitive practice within the basic materials industry. Supplemental Plan benefits are paid outside the Weyerhaeuser Pension Plan (the “Plan”) from the general funds of the Company. Consistent with general market practices, these benefits are determined based on compensation paid in the five consecutive years when the officer was paid the highest total compensation during the 10 calendar years before his or her retirement. Total compensation means base salary plus any award under the Company’s eligible annual incentive compensation plans, limited to one times base pay. This amount is multiplied by the formula for determining salaried plan benefits under the Plan. The Compensation Committee believes that the Company should provide competitive retirement benefits linked to overall Company performance through the Supplemental Plan funding mechanism. Details of the Supplemental Plan benefits and the amounts accrued to each named executive officer are found in the Pension Benefits Table.

Deferred Compensation

Selected high-level employees, including executive officers, also are eligible to participate in a deferral plan. The deferral plan provides the opportunity to defer up to 50% of base salary and up to 100% of cash bonuses into an interest-bearing account for payment at a future date. This plan is provided to be competitive in the market for executive talent, and to provide executives with tax planning flexibility at a nominal cost to the Company. The interest earned for deferred compensation is determined each year by the Compensation Committee. The current interest rate formula is the average of 90-day Treasury bill rates over the prior year plus 3%. The 2013 rate of 3.08% is considered to be a preferential return when compared to the applicable long-term federal rate.

In addition, under the deferral program, eligible participants, including executive officers, can choose to defer all or a portion of any cash bonus into a deferral account denominated in Weyerhaeuser common stock equivalent units. The Company applies a 15% premium to the deferred amounts if payment is delayed for at least five years. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock. Contributions during 2013 and year-end account balances can be found in the Non-Qualified Deferred Compensation table.

Additional Benefits

Another benefit available to certain Company officers, including executive officers, is additional company-paid life insurance. The Company does not provide vehicles for personal use or personal travel for executives on Company aircraft.

OTHER FACTORS AFFECTING COMPENSATION

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

In establishing total compensation for the chief executive officer and the named executive officers, the Compensation Committee considers the effect of Section 162(m) of the Internal Revenue Code. However, the Company believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of the Company’s compensation programs, including salaries and annual incentive plan bonuses may not qualify under the IRS rules as compensation excluded from the limitation on deductibility. Weyerhaeuser has a salary and deferral plan that permits compensation deferred under the plan to be exempt from the limit on tax deductibility.

For individual tax purposes, the Company typically withholds shares to cover taxes resulting from vesting of performance share unit awards and restricted stock unit awards.

Change in Control Agreements

The Company has entered into change in control agreements with each of its executive officers. The Compensation Committee believes that change in control policies are an important element of the executive compensation program, support shareholder value creation and are necessary to attract and retain senior talent in a competitive market. Because the agreements give the executive officers reasonable assurance of transitional employment support, the Compensation Committee believes executive officers are able to maintain a more balanced, shareholder-focused approach to change in control situations. The Compensation Committee believes it is appropriate to have such agreements provided the agreements are subject to periodic review. The Compensation Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice and are reasonable.

These agreements provide for specified payments and other benefits if the officer’s employment was terminated by the Company or its successor during the period beginning on the effective date of a change in control of the Company and ending 24 months after a change in control. Change in control payments are not made if the termination is for cause, retirement, disability or death. Change in control payments also may be required if the officer leaves voluntarily because of significant changes in the officer’s circumstances following the change in control. See the description of the specific factors that would result in a change in control payment and the amounts that can be received in connection with a change in control in “Potential Payments Upon Termination or Change in Control” below. The changes triggering a change in control payment and the amounts paid are intended to enable executive officers to have a balanced perspective in making overall business decisions and to be competitive within overall market practices.

In addition, the Company’s long-term incentive plans provide that in the event the officer is terminated, other than for cause, during the period beginning the effective date of a change in control and ending 24 months after a change in control of the Company, all outstanding options held by the officer become exercisable, restricted stock units are vested and released for sale and performance shares will vest and pay out at target. The accelerated vesting and payout of equity grants in the event of a change in control are intended to allow the executives to recognize the value of their contributions to the Company and encourage executive officers to take a balanced perspective in making overall business decisions in the context of a change in control scenario. The agreements do not provide for payment of “golden parachute” excise taxes, if any.

Severance Agreements

The Company has severance agreements with each of its executive officers. Under these agreements, the executive receives severance benefits upon termination unless the termination is for cause, is a result of the Company’s mandatory retirement policy, is because of the death or disability of the executive or is because the executive leaves or retires voluntarily. The specific amounts that executive officers would receive as severance payments are described in “Potential Payments Upon Termination or Change in Control” below. The Compensation Committee believes that severance policies are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a competitive market. The Compensation Committee believes it is appropriate to have such agreements provided the agreements are subject to periodic review. The Compensation Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice and are reasonable.

RELATIONSHIP WITH COMPENSATION COMMITTEE CONSULTANT

Cook & Co. has been engaged by the Compensation Committee to act as its compensation consultant and to assist the committee with its responsibilities related to the Company’s executive and board of director compensation programs. A representative of Cook & Co. attends Compensation Committee meetings, as requested, and communicates with the Chair of the Compensation Committee between meetings.

The Compensation Committee has the sole authority from the board of directors for the appointment, compensation and oversight of the Company’s independent compensation consultant.

Cook & Co. reports directly to the Compensation Committee and all work conducted by Cook & Co. for Weyerhaeuser is on behalf of the committee. Cook & Co. provides no services to the Company other than these executive and board of director compensation consulting services, and has no other direct or indirect business relationships with the Company or any of its affiliates. All executive compensation services provided by Cook & Co. are conducted under the direction and authority of the Compensation Committee.

In addition, in its engagement agreement with the committee, Cook & Co. agrees to advise the Chair of the Compensation Committee if any potential conflicts of interest arise that could cause Cook & Co.’s independence to be questioned, and to undertake no projects for Weyerhaeuser management except at the request of the Compensation Committee Chair and as agent for the Compensation Committee. The Compensation Committee has reviewed the independence of Cook & Co. and has concluded that Cook & Co.’s work has not raised any conflict of interest.

MANAGEMENT’S ROLE IN THE EXECUTIVE COMPENSATION PROCESS

Daniel Fulton, who served as the Company’s president and chief executive officer until August 1, 2013, and John Hooper, the Company’s senior vice president, human resources, each played an important role in the Compensation Committee’s executive compensation process for 2013 and regularly attended committee meetings. Additionally, Doyle Simons, who became president and chief executive officer on August 1, 2013, attended committee meetings and participated in executive compensation decisions after assuming the position of CEO-elect in June 2013. Mr. Simons had served on the Compensation Committee prior to becoming CEO-elect in June 2013, but he resigned from the committee upon taking on the CEO-elect position. During the periods in which Mr. Fulton and Mr. Simons served as the Company’s chief executive officer, each provided his respective opinions to the committee regarding executive compensation matters generally and the performance of the executives reporting to him. The Company’s human resources executives presented recommendations to the committee on the full range of annual executive compensation decisions. At the committee’s February 2013 meeting, the first meeting after the end of the fiscal year, the human resources executives presented the committee with specific compensation recommendations for all executives other than Mr. Fulton. These recommendations were developed in consultation with Mr. Fulton and accompanied by market data provided by the Compensation Committee’s compensation consultant. The committee exercised its independent discretion whether to accept management’s recommendations and made final decisions about each executive officer’s compensation. Decisions related to president and chief executive officer compensation were made independently by the committee, in consultation with its consultant, and recommended to the full board of directors. Wayne Murdy, the committee’s chair, also met periodically with the human resources executives to confer on current and upcoming topics likely to be brought before the committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee acts on behalf of the board of directors to establish and oversee the Company’s executive compensation program in a manner that serves the interests of Weyerhaeuser and its shareholders. For a discussion of the Compensation Committee’s policies and procedures, see “Compensation Committee” above.

Management of the Company has prepared the CD&A for the named executive officers set forth in the Summary Compensation Table. The Compensation Committee has reviewed and discussed with management the CD&A included in this proxy statement. Based on this review and discussions, the committee recommended to the board of directors that the CD&A be included in the proxy statement for the Company’s 2014 annual meeting of shareholders.

• Wayne W. Murdy, Chairman	• John I. Kieckhefer • Kim Williams
• Debra A. Cafaro

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Cafaro, Mr. Kieckhefer, Mr. Murdy and Ms. Williams served as members of the Compensation Committee during 2013. Mr. Simons also served on the Compensation Committee in 2013 prior to his appointment as CEO-Elect in June 2013, at which time he resigned from the committee. None of the members of the Compensation Committee was an officer of the Company or any of its subsidiaries during 2013 or any prior period, except Mr. Simons who did not serve as an officer of the Company during the time in which he was a member of the Compensation Committee. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

CODE OF ETHICS

The Company’s first Code of Ethics was issued in 1976. The Code of Ethics currently is in its eighth edition and is issued to all directors and employees. It also is available to customers, contractors, suppliers and the public. The current edition of the Code of Ethics is available on the Company’s web site at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. Paper copies may be obtained by written request to Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 or by email at CorporateSecretary@Weyerhaeuser.com.

PROHIBITION AGAINST HEDGING

The board of directors has approved a policy that prohibits our directors and executive officers from hedging their ownership of the Company’s stock, including trading in options, puts, calls, or other derivative instruments related to Company stock or debt. The policy also prohibits directors and executive officers from pledging Company stock and trading Company stock on margin. A copy of the Company’s policy is available on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” then under the “Governance” link and then under “Governance Guidelines.” Paper copies may be obtained by written request to Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 or by email at CorporateSecretary@Weyerhaeuser.com.

CLAWBACK POLICY

The board of directors has approved an incentive compensation clawback policy to ensure that incentive compensation is paid based on accurate financial and operating data, and the correct calculation of performance against incentive targets. It provides that in the event of a restatement of the financial or operating results of the Company or one of its segments, the Company may seek recovery of incentive compensation that would not otherwise have been paid if the correct performance data had been used to determine the amount payable. A copy of the Company’s clawback policy is available on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” then under the “Governance” link and then under “Governance Guidelines.” Paper copies may be obtained by written request to Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 or by email at CorporateSecretary@Weyerhaeuser.com.

STOCK OWNERSHIP REQUIREMENTS

Stock ownership requirements for executive officers have been in place since 1996, and were amended in 2011. Under the current requirements, each executive officer must acquire and hold a multiple of his or her base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive’s salary grade and range from one to five times base salary as follows.

Position	Holding Requirement	Sources Included
CEO	5X base salary value

•   direct ownership of common shares

•  the value of amounts deferred into a stock equivalent account (through the voluntary deferral program described above)

•  shares of Company stock held in the Company’s 401(k) plan

EVPs	3X base salary value
SVPs	1.5 – 2X base salary value
Sr. Officers	1X base salary value

Until the required ownership levels are achieved, executives must retain 75% of the net profit shares acquired when restricted stock units and performance share units vest. Net profit shares are shares remaining after payment of taxes upon vesting.

SHAREHOLDER ADVISORY VOTE

The Company’s shareholders annually vote on a proposal to approve, on an advisory basis, the compensation of our named executive officers. This proposal, commonly known as a “say-on-pay” proposal, was supported by more than 97% of the votes cast at last year’s annual meeting. Our board of directors and our Compensation Committee value the opinions of our shareholders and have considered the results of the say-on-pay vote from the prior year. To the extent there are significant votes against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns in making future compensation decisions.

RISK ANALYSIS OF OUR COMPENSATION PROGRAMS

The Compensation Committee reviews our compensation plans and policies to ensure that they do not encourage unnecessary risk taking and instead encourage behaviors that support sustainable value creation. In 2013, the committee, with the assistance of Cook & Co., reviewed the Company’s compensation policies and practices for employees, including named executive officers, and believes that our compensation programs are not reasonably likely to have a material adverse effect on the Company. We believe the following factors reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, short-term and long-term incentives, fixed and performance-based pay, and performance metrics;
•	Maximum payout levels for bonuses are capped;
•	The Compensation Committee has downward discretion over incentive program payouts;
•	Executive officers are subject to share ownership guidelines;
•	Compliance and ethical behaviors are integral factors considered in all performance assessments; and
•	The Company has adopted a “clawback” policy.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)($)	Stock Awards (2)($)	Option Awards (3)($)	Non-Equity Incentive Plan Comp (4)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)($)	All Other Comp (6)($)	Total ($)
Doyle R. Simons President and Chief Executive Officer	2013	493,269	1,874,688	624,997	918,508	—	275,335	4,186,797

Patricia M. Bedient Executive Vice President and Chief Financial Officer	2013 2012 2011	607,500 600,000 592,500	1,225,483 800,097 899,700	366,131 238,810 301,600	650,000 575,000 400,000	209,934 346,652 293,734	8,766 68,616 70,789	3,067,814 2,629,175 2,558,323

Srinivasan Chandrasekaran Senior Vice President, Cellulose Fibers	2013 2012 2011	528,942 511,250 487,547	795,246 646,785 562,313	237,586 193,050 188,500	460,000 440,000 750,000	263,300 557,705 487,418	11,358 22,592 14,470	2,296,432 2,371,382 2,490,248

Thomas F. Gideon* Executive Vice President, Timberlands	2013 2012 2011	606,000 600,000 598,750	1,292,899 862,380 985,071	386,274 257,400 330,214	750,000 405,000 400,000	448,743 1,078,255 885,644	8,766 8,616 7,998	3,492,682 3,211,651 3,207,677

Peter M. Orser President, WRECO	2013 2012	535,000 515,000	744,752 505,800	335,588 228,777	454,146 742,949	491,928 479,933	126,270 8,616	2,687,684 2,481,075

Daniel S. Fulton Former President and Chief Executive Officer	2013 2012 2011	805,961 900,000 875,000	5,192,712 3,539,377 3,598,800	1,551,388 1,056,421 1,198,860	1,338,716 855,000 425,000	1,148,843 709,483 –27,963	18,680 8,616 7,998	10,056,300 7,068,898 6,077,695

Lawrence B. Burrows Former Senior Vice President, Wood Products	2013 2012 2011	470,846 534,750 525,000	1,174,437 838,425 843,469	350,876 250,250 282,750	739,805 750,000 —	839,453 670,759 755,266	8,680 8,616 7,998	3,584,097 3,052,800 2,414,483

*	Mr. Gideon’s last day with the Company was February 14, 2014.

(1)	The amount reported in this column for each executive officer reflects the dollar amount paid in cash of base salary in the fiscal year.

(2)	Amounts in this column for all grants of restricted stock units and performance share units to all officers included in the table and for all periods reflect the grant date fair value of awards granted under the Company’s long-term incentive plans computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Details regarding 2013 stock awards can be found in the table “Grants of Plan-Based Awards.” Details regarding outstanding stock awards can be found in the table “Outstanding Equity Awards At Fiscal Year End.” The grant date fair value for performance share units is reported based upon the probable outcome of the performance conditions on the grant date. The value of the 2013 and 2012 performance share unit grants assuming achievement of the maximum performance levels would have been: Mr. Simons—$1,874,371 (2013); Ms. Bedient—$1,239,213 (2013) and $918,720 (2012); Mr. Chandrasekaran—$804,171 (2013) and $660,049 (2012); Mr. Gideon—$1,307,400 (2013) and $1,005,884 (2012); Mr. Orser—$568,004 (2013) and $391,140 (2012); Mr. Fulton—$5,250,874 (2013) and $3,611,950 (2012); and Mr. Burrows—$1,187,610 (2013) and $855,619 (2012). Each of Mr. Fulton and Mr. Burrows retired in October 2013. Consequently, upon application of the applicable retirement provisions under the respective performance share unit grants, the maximum value that Mr. Fulton may receive assuming achievement of maximum performance levels would be $3,938,167 (2013) and $1,805,959 (2012). Mr. Burrows outstanding 2013 and 2012 performance share unit awards were canceled upon his retirement.

(3)	Amounts in this column for all grants of stock options to all officers included in the table and for all periods reflect the grant date fair value of awards granted under the Company’s long-term incentive plans computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. (See Note 19 of “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K.) Details regarding 2013 stock option awards can be found in the table “Grants of Plan-Based Awards.” Details regarding outstanding stock option awards can be found in the table “Outstanding Equity Awards At Fiscal Year End.”

(4)

Amounts for Mr. Simons, Ms. Bedient, Mr. Chandrasekaran, Mr. Gideon, Mr. Fulton and Mr. Burrows represent the value of the incentive awards earned in fiscal year 2013, 2012 and 2011 based on the Company’s performance and the performance of the Company’s businesses against performance levels set by the Compensation Committee of the board. The measures are described in “Compensation Discussion and Analysis—Compensation Components—AIP—AIP Performance Measures and Plan Mechanics”

above. The values for Mr. Orser earned in 2013 and 2012 represent the value of cash long-term incentive awards and the value of short-term incentive awards earned in 2013 and 2012, both of which were paid based on the performance of WRECO against performance levels set by the Compensation Committee of the board and described below in “Non-Equity Incentive Plan Compensation.” The 2013 amount for Mr. Orser represents his annual incentive payment of $341,496 under the WRECO Short-Term Incentive Plan and payments of $37,500, $25,050, and $50,100 for the 2011-2013, 2012-2014, and 2013-2015 WRECO Long-Term Incentive Plan, respectively. The payments for the 2012-2014 and 2013-2015 long-term incentive awards were paid in connection with closing out all outstanding awards under the WRECO Long-Term Incentive Plan relating to future years in contemplation of the pending transaction with TRI Pointe Homes (as described in “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Compensation—WRECO Cash LTIP—2012 and 2013 LTIP Grants” above).

(5)	Amounts represent annual changes in the actuarial present value of accumulated pension benefits. There were preferential earnings on nonqualified deferred compensation in 2013. Preferential or above market earnings is considered to be interest greater than 120% of the applicable federal long-term rate, annual long term rate in effect for January 2013. Above market earnings were: $824 for Ms. Bedient; $864 for Mr. Chandrasekaran; $172 for Mr. Gideon; $4,689 for Mr. Orser; and $10,822 for Mr. Burrows.

(6)	Amounts reported for 2013, 2012 and 2011 that represent All Other Compensation for each of the named executive officers are described in the following table:

ALL OTHER COMPENSATION

Name	Year	Company Contribution to Defined Contribution Plan ($)	Executive Term Life Insurance Premium ($)	Premium Contribution to Deferred Compensation ($)	Other ($)	Total ($)
Doyle R. Simons	2013	7,650	472	—	267,213(1)	275,335
Patricia M. Bedient	2013 2012 2011	7,650 7,500 7,350	1,116 1,116 648	— 60,000 62,791	— — —	8,766 68,616 70,789
Srinivasan Chandrasekaran	2013 2012 2011	4,302 4,601 5,469	1,116 1,116 648	5,940 16,875 8,353	— — —	11,358 22,592 14,470
Thomas F. Gideon	2013 2012 2011	7,650 7,500 7,350	1,116 1,116 648	— — —	— — —	8,766 8,616 7,998
Peter M. Orser	2013 2012	7,650 7,500	1,116 1,116	— —	117,504(2 —)	126,270 8,616
Daniel S. Fulton	2013 2012 2011	7,650 7,500 7,350	1,030 1,116 648	— — —	10,000(3 — —)	18,680 8,616 7,998
Lawrence B. Burrows	2013 2012 2011	7,650 7,500 7,350	1,030 1,116 648	— — —	— — —	8,680 8,616 7,998

(1)	Amount includes: (i) relocation and temporary living expenses in the amount of $54,867, which were paid by the Company in connection with Mr. Simons’ relocation from Texas to Washington and were treated as compensation, and a related gross-up payment to cover taxes in the amount of $28,712; (ii) $3,620 of reimbursement for legal expenses relating to the negotiation of Mr. Simons’ employment arrangement; and (iii) $180,014 paid to Mr. Simons in April 2014 as fees payable to non-employee directors, which fees were paid to directors prior to Mr. Simons being appointed as CEO-elect. Of the $180,014 in director fees, $80,000 was in the form of a cash retainer and $100,014 was paid in RSUs (similar to compensation paid to other non-employee directors as discussed above). The $100,014 amount reflects the grant date fair value of the 3,157 director RSUs granted to Mr. Simons, which grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, and is based on a grant date that is the date of the Company’s 2013 annual meeting. The number of director RSUs awarded was based on the amount of the fees to be paid to non-employee directors in RSUs divided by the average of the high and the low price of the Company’s common stock on the date of grant as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. The average of the high and low price on April 11, 2013 was $31.68.

(2)	Amount represents Mr. Orser’s retention payment pursuant to a retention agreement entered into in connection with the WRECO strategic review.

(3)	Amount relates to a special one-time grant from the Weyerhaeuser Giving Fund – U.S. in the amount of $10,000 to the United Way’s Campaign to End Chronic Homelessness-Veterans program, in honor of Daniel Fulton’s retirement as Weyerhaeuser’s CEO.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2013

Name	Type of Award	Grant Date(1)	Estimated Future Payout Under Non-Equity Plan Awards				Estimated Future Payouts Under Equity Plan Awards				Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: No. of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (7)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Doyle R. Simons	AIP	6/17/2013	128,837	644,183	1,932,549
	PSU	6/17/2013					10,572	42,287	63,431						1,249,581
	RSU	6/17/2013									21,548				625,000
	Option	6/17/2013										84,118	29.005	28.66	624,997
Patricia M. Bedient	AIP	2/13/2013	103,700	518,500	1,555,500
	PSU	2/13/2013					6,538	26,152	39,228						826,142
	RSU	2/13/2013									13,076				399,341
	Option	2/13/2013										43,587	30.54	30.48	366,131
Srinivasan Chandrasekaran	AIP	2/13/2013	91,800	459,000	1,377,000
	PSU	2/13/2013					4,243	16,971	25,457						536,114
	RSU	2/13/2013									8,485				259,132
	Option	2/13/2013										28,284	30.54	30.48	237,586
Thomas F. Gideon	AIP	2/13/2013	103,360	516,800	1,550,400
	PSU	2/13/2013					6,898	27,591	41,387						871,600
	RSU	2/13/2013									13,795				421,299
	Option	2/13/2013										45,985	30.54	30.48	386,274
Peter M. Orser	STIP	2/13/2013	91,800	459,000	2,295,000
	PSU	2/13/2013					2,997	11,987	17,981						378,669
	RSU	2/13/2013									11,987				366,083
	Option	2/13/2013										39,951	30.54	30.48	335,588
	LTIP	2/13/2013	15,000	186,000		(2)
Daniel S. Fulton	AIP	2/13/2013	237,500	1,187,500	3,562,500	(3)
	PSU	2/13/2013					27,703	110,813	166,220	(5)					3,500,583
	RSU	2/13/2013									55,407				1,692,130
	Option	2/13/2013										184,689	30.54	30.48	1,551,388
Lawrence B. Burrows	AIP	2/13/2013	93,500	467,500	1,402,500	(4)
	PSU	2/13/2013					6,266	25,063	37,595	(6)					791,740
	RSU	2/13/2013									12,531				382,697
	Option	2/13/2013										41,771	30.54	30.48	350,876

(1)	The Compensation Committee approves Weyerhaeuser long-term incentive grants and grants under the annual incentive plans to executive officers at its regular meetings. The Compensation Committee meeting date is the effective grant date for equity grants and grants under the annual incentive plans to named executive officers other than the CEO. Compensation for the CEO is approved by the board of directors based on recommendation by the Compensation Committee. The date of approval by the board of directors is the effective grant date for grants to the CEO.

(2)	Funding for Mr.Orser’s 2013 grant under the WRECO Long-Term Incentive Plan is capped if ROI is less than 10% as described below.

(3)	Mr. Fulton’s Threshold, Target, and Maximum values for the Annual Incentive Plan are $197,809, $989,045, and $2,967,135, respectively, when prorated to his October 31, 2013 retirement date.

(4)	Mr. Burrows’ Threshold, Target, and Maximum values for the Annual Incentive Plan are $77,874, $389,371, $1,168,113, respectively, when prorated to his October 31, 2013 retirement date.

(5)	Mr. Fulton’s Threshold, Target, and Maximum values for performance share units are 20,777, 83,110, and 124,665, respectively, per the Terms and Conditions of the grant (under the applicable provisions for retirement).

(6)	Mr. Burrows’ Threshold, Target, and Maximum values for performance share units are canceled per the Terms and Conditions of the grant (under the applicable provisions for early retirement).

(7)	Stock options are granted under the Company’s long-term incentive plans, which provide that the exercise price for stock options is the average of the high and low stock price on the date of grant.

NON-EQUITY INCENTIVE PLAN COMPENSATION

Amounts for non-equity incentive plan compensation set out in the Summary Compensation Table and Grants of Plan-Based Awards are annual cash incentives under the Company’s AIP, except for amounts in 2013 and 2012 to Mr. Orser, which represent his earnings under the WRECO cash Long-Term Incentive Plan (“WRECO LTIP”) described below and under the WRECO Short-Term Incentive Plan (“STIP”) described below.

AIP

The AIP is funded based 80% on the RONA performance (for our Wood Products and Cellulose Fibers businesses and for our chief executive officer) and FFO performance (for our Timberlands business), and 20% based on the performance of segment businesses against the business scorecard metrics approved in advance by the Compensation Committee, such as competitive performance, financial measures and performance against strategic goals. Each of RONA and FFO are defined in “Compensation Discussion and Analysis—Compensation Components—Determination of Compensation—AIP Performance Measures and Plan Mechanics” above. For non-embedded staff functions, including the chief financial officer, AIP is funded based on the performance of each of the businesses (25% for each business segment). For each year a threshold, target and maximum goal is established by the Compensation Committee that represents 20%, 100% and 200% target funding levels for that portion of the funding. The threshold, target and maximum goals for 2013 were as follows:

•	for the chief executive officer, including Mr. Fulton and Mr. Simons, the Company RONA threshold for funding was set at 6%, target funding level was 10% and maximum funding level was 17% RONA;
•	for the Wood Products and Cellulose Fibers businesses, the RONA threshold for funding was set at 6%, target funding was set at 12% and maximum was set at 20%;
•	for the Timberlands business, the FFO threshold for funding was set at $363 million, target funding was set at $454 million and maximum was set at $567 million.

At the end of 2013, the Compensation Committee approved funding for the incentive pool based on performance against the pre-determined RONA and FFO targets and the business scorecard metrics.

WRECO LTIP

Funding for the LTIP is based on WRECO’s performance and the performance of each of its subsidiaries over a three-year period. For each of the 2011 (covering the period of 2011-2013), 2012 (covering the period of 2012-2014) and 2013 (covering the period 2013-2015) LTIP grants, performance for the president of WRECO is measured in part by PTEP (defined in “Compensation Discussion and Analysis—Compensation Components—Determination of Compensation—Long-Term Incentive Compensation—WRECO LTIP”) of WRECO (80% for 2011 and 60% for 2012 and 2013), and in part by WRECO’s three-year competitive ROI ranking versus public home builders (20% for 2011 and 40% for 2012 and 2013). For the 2013 and 2012 LTIP grants, absolute ROI during the performance period must be above 10% in order to achieve full funding under the competitive ROI ranking portion of the award. For the 2011 LTIP grant, absolute ROI during the performance period needed to be above 14% in order to achieve full funding under the competitive ROI ranking portion of the award. Additionally, if WRECO’s ROI was less than 6% during any measurement period, the earned value per unit for the competitive ROI portion would be $0.

WRECO STIP

Funding for the STIP is based 60% on WRECO’s absolute ROI, 20% on its competitive ROI ranking and 20% based on performance against a set of business metrics. ROI is defined in “Compensation Discussion and Analysis—Compensation Components—Determination of Compensation—Long-Term Incentive Compensation—WRECO STIP.” The minimum ROI threshold to fund the absolute and relative competitive ranking components of the STIP in 2013 was 6% and target funding was set at 10% for absolute ROI. The threshold competitive ROI ranking required to fund that component of the STIP in 2013 was a median competitive ranking. The business metrics used for 2013 funding focused on unit sales (threshold—2,864; target—3,183), single-family net margin (threshold—$63 million; target—$70 million), and cash from operations (threshold—$26 million;

target—$32 million). The resulting funding multiple from all components of the plan may not exceed 460% of target. Award amounts in excess of 300% of target are automatically deferred for a minimum of two years.

EQUITY AWARDS

Equity awards in the summary compensation table and the grants of plan-based awards table relate to performance share units, restricted stock units and stock options granted to the named executive officers under the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) and the Weyerhaeuser Company 2013 Long-Term Incentive Plan (the “2013 Plan”). Each of the 2004 Plan and 2013 Plan provide for the award of stock options, stock appreciation rights, restricted stock and restricted stock units, and performance shares and performance share units. The 2004 Plan and 2013 Plan provide that stock options must be granted at fair market value and prohibit the repricing of outstanding options without shareholder approval. Each of the 2004 Plan and 2013 Plan is administered by the Compensation Committee, which has retained the exclusive authority to make awards under the plans. At the 2013 annual meeting of shareholders in April 2013, the shareholders adopted the 2013 Plan. After adoption of the 2013 Plan, no further awards have been granted under the 2004 Plan (or any other prior equity incentive plan). The Compensation Committee approves all long-term incentive grants to executive officers other than the CEO, whose grants are approved by the board. The committee also approves the overall grant pool and individual grants for all other participants. The primary purpose of the long-term incentive plans, including the 2013 Plan and the 2004 Plan, is to link compensation with the long-term interests of shareholders.

2013 Performance Share Unit Awards

Performance share units granted to each of the named executive officers in 2013 are earned based on the Company’s performance against cash flow targets during 2013, adjusted based on the Company’s relative total shareholder return during 2013 and 2014 (and with respect to the June 2013 grant to Mr. Simons, for a portion of 2013 and full year 2014). A target number of performance share units were granted to the named executive officers in 2013. The initial number of performance share units actually earned was based on the Company’s performance against cash flow metrics during 2013. This number will be adjusted up or down by 20% based on the Company’s two-year total shareholder return (“TSR”) relative to the S&P 500 during 2013 and 2014 (and with respect to the June 2013 grant to Mr. Simons, for a portion of 2013 and full year 2014). On the second anniversary of the grant, 50% of the final number of performance share units earned will be vested and released to the participant, with an additional 25% vesting and being released on the third anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. During the vesting period, unvested awards are credited with dividend equivalents, which are subject to the same vesting and release schedule as the original performance share unit awards.

2013 Stock Options

Stock options granted to each of the named executive officers in 2013 as long-term incentive compensation are exercisable beginning 12 months after the grant date, with 25% of the shares in the grant becoming exercisable at that time and with an additional 25% of the shares becoming exercisable on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. The options were granted for a term of 10 years.

2013 Restricted Stock Unit Awards

Restricted stock units granted to each of the named executive officers in 2013 vest over four years beginning 12 months following the grant date, with 25% of the shares becoming vested and available for release at that time, and an additional 25% vesting and becoming available for release on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. During the vesting period, unvested awards are credited with dividend equivalents, which are subject to the same vesting and release schedule as the original restricted stock unit awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (4)(#)	Market Value of Shares or Units of Stock That Have Not Vested (5)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (5)($)
Doyle R. Simons	06/17/2013	—	84,118	29.0050	06/17/2023	21,548	680,270	54,973	1,735,498
Patricia M. Bedient	02/16/2005	29,199	—	23.9220	02/16/2015	—	—	—	—
	02/15/2006	18,581	—	26.2690	02/15/2016	—	—	—	—
	02/14/2007	25,217	—	30.3890	02/14/2017	—	—	—	—
	04/19/2007	53,087	—	28.9310	04/19/2017	—	—	—	—
	02/20/2008	67,683	—	23.5570	02/20/2018	—	—	—	—
	02/18/2009	63,166	—	9.5280	02/18/2019	—	—	—	—
	02/18/2009(3)	126,332	—	9.5280	02/18/2019	—	—	—	—
	02/10/2010	54,482	18,161	14.8030	02/10/2020	—	—	—	—
	02/10/2010	76,986	25,662	14.8030	02/10/2020	2,901	91,585	—	—
	02/09/2011	20,000	20,000	24.1600	02/09/2021	6,000	189,420	15,120	477,338
	02/08/2012	10,437	31,313	20.4150	02/08/2022	9,394	296,569	30,561	964,811
	02/13/2013	—	43,587	30.5400	02/13/2023	13,076	412,809	39,228	1,238,428
Srinivasan Chandrasekaran	02/11/2004	4,446	—	23.6660	02/11/2014	—	—	—	—
	02/16/2005	7,433	—	23.9220	02/16/2015	—	—	—	—
	02/15/2006	8,455	—	26.2690	02/15/2016	—	—	—	—
	02/14/2007	37,161	—	30.3890	02/14/2017	—	—	—	—
	02/20/2008	51,758	—	23.5570	02/20/2018	—	—	—	—
	02/18/2009(3)	34,502	—	9.5280	02/18/2019	—	—	—	—
	02/18/2009	69,005	—	9.5280	02/18/2019	—	—	—	—
	02/10/2010	31,053	10,351	14.8030	02/10/2020	—	—	—	—
	02/10/2010	46,579	15,527	14.8030	02/10/2020	1,755	55,405	—	—
	02/09/2011	12,500	12,500	24.1600	02/09/2021	3,750	118,388	9,450	298,337
	02/08/2012	8,437	25,313	20.4150	02/08/2022	7,594	239,743	24,705	779,937
	02/13/2013	—	28,284	30.5400	02/13/2023	8,485	267,871	25,457	803,678
Thomas F. Gideon	02/15/2006	41,409	—	26.2690	02/15/2016	—	—	—	—
	02/14/2007	50,433	—	30.3890	02/14/2017	—	—	—	—
	02/20/2008	13,272	—	23.5570	02/20/2018	—	—	—	—
	02/20/2008	49,369	—	23.5570	02/20/2018	—	—	—	—
	02/10/2010	—	31,531	14.8030	02/10/2020	—	—	—	—
	02/10/2010	—	28,466	14.8030	02/10/2020	3,218	101,592	—	—
	02/09/2011	21,897	21,898	24.1600	02/09/2021	6,570	207,415	16,555	522,641
	02/08/2012	11,250	33,750	20.4150	02/08/2022	10,125	319,646	32,940	1,039,916
	02/13/2013	—	45,985	30.5400	02/13/2023	13,795	435,508	41,387	1,306,588
Peter M. Orser	02/14/2007	22,828	—	30.3890	02/14/2017	—	—	—	—
	02/18/2009(3)	4,180	—	9.5280	02/18/2019	—	—	—	—
	02/10/2010	7,498	7,498	14.8030	02/10/2020	—	—	—	—
	02/09/2011	18,160	18,160	24.1600	02/09/2021	5,449	172,025	6,866	216,760
	02/08/2012	9,999	29,997	20.4150	02/08/2022	9,000	284,130	14,640	462,185
	02/13/2013	—	39,951	30.5400	02/13/2023	11,987	378,430	17,981	567,660
Daniel S. Fulton	02/11/2004	79,445	—	23.6660	02/11/2014	—	—	—	—
	02/16/2005	119,447	—	23.9220	02/16/2015	—	—	—	—
	02/15/2006	75,651	—	26.2690	02/15/2016	—	—	—	—
	02/14/2007	76,440	—	30.3890	02/14/2017	—	—	—	—
	02/20/2008	238,881	—	23.5570	02/20/2018	—	—	—	—
	06/19/2008	345,090	—	20.8720	06/19/2018	—	—	—	—
	02/18/2009	331,755	—	9.5280	02/18/2019	—	—	—	—
	02/18/2009(3)	331,755	—	9.5280	02/18/2019	—	—	—	—
	02/10/2010	298,589	99,530	14.8030	02/10/2020	—	—	—	—
	02/09/2011	79,500	79,500	24.1600	02/09/2021	12,000	378,840	60,480	1,909,354
	02/08/2012	46,172	138,517	20.4150	02/08/2022	13,852	437,308	67,595	2,133,984
	02/13/2013	—	138,516	30.5400	02/13/2023	41,555	1,311,891	124,665	3,935,674
Lawrence B. Burrows	02/11/2004	—	—	23.6660	02/11/2014	—	—	—	—
	02/16/2005	—	—	23.9220	02/16/2015	—	—	—	—
	02/15/2006	—	—	26.2690	02/15/2016	—	—	—	—
	02/14/2007	—	—	30.3890	02/14/2017	—	—	—	—
	02/20/2008	—	—	23.5570	02/20/2018	—	—	—	—
	03/31/2008	—	—	24.2050	10/31/2018	—	—	—	—
	02/18/2009	—	—	9.5280	10/31/2018	—	—	—	—
	02/10/2010	—	—	14.8030	10/31/2018	—	—	—	—
	10/14/2010	—	—	15,7800	10/31/2018	—	—	—	—
	02/09/2011	—	—	24.160	10/31/2016	—	—	—	—
	02/08/2012	—	—	20.4150	10/31/2016	—	—	—	—

Note: Grants awarded in 2013 are also reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

(1)	For a better understanding of the equity awards included in this table, we have provided the grant date.

(2)	With the exception of the special retention options granted on February 18, 2009, all option grants vest and are exercisable beginning 12 months after the grant date, with 25% of the options becoming exercisable at that time and with an additional 25% of the options becoming exercisable on each successive anniversary date. Full vesting occurs on the fourth anniversary of the grant date. Options were granted for a term of 10 years, and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement. With the exception of options granted on February 9, 2011 and February 8, 2012, upon normal retirement, all unexercised options become exercisable. For options granted on February 9, 2011, February 8, 2012, and February 13, 2013 upon retirement at age 62 or older the option continues to vest until the original expiration date.

(3)	Retention options granted on February 18, 2009 to Mr. Fulton, Ms. Bedient, Mr. Orser, and Mr. Gideon vest and are exercisable beginning four years after the grant date, with 100% of the options vesting on that date. The options were granted for a term of 10 years, and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement. If the executive terminates employment prior to vesting for any reason other than death, disability or position elimination, the unexercised options are forfeited.

(4)	Stock awards granted are in the form of (i) with respect to grants on February 10, 2010, February 9, 2011, February 10, 2012, and February 13, 2013, restricted stock units that vest over four years beginning 12 months following the grant date, with 25% of the units becoming vested and available for release at that time, and an additional 25% vesting and becoming available for release on each successive anniversary of the grant date, (ii) with respect to grants on February 9, 2011, February 10, 2012, and February 13, 2013, performance share units that vest 50% on the second anniversary of the grant date, and an additional 25% vesting and becoming available for release on each successive anniversary of the grant date, and (iii) with respect to the grant on June 17, 2013 to Mr. Simons, made in connection with his appointment as an executive officer, the performance period runs through December 31, 2014, with 50% of earned performance share units vested when earned and the remainder vesting 25% a year over the subsequent two-year period. Full vesting occurs on the fourth anniversary of the grant date for each of restricted stock units and performance share units, other than with respect to the performance share unit granted to Mr. Simons on June 17, 2013 for which full vesting will occur on the second anniversary of any performance share units being earned. For the performance share units granted on February 13, 2013 and June 17, 2013, the amounts reflect the maximum number of units because the cash flow performance during 2013 was above target (see “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Compensation—Performance Share Unit Awards” above for further description). During the vesting period, unvested awards earn the equivalent of dividends, which are credited as additional restricted stock units, subject to the same vesting and release schedule as the original awards. Awards not yet released and any dividends credited to them are forfeited upon termination for any reason.

(5)	Values for restricted stock unit awards granted on February 10, 2010, February 9, 2011, February 8, 2012, and February 13, 2013 were computed by multiplying the market price of $31.57 for the Company’s common stock at end of fiscal year 2013 by the number of units. Values for performance share unit awards granted on February 9, 2011, February 8, 2012, and February 13, 2013 were computed by multiplying the market price of $31.57 for the Company’s common stock at end of fiscal year 2013 by the number of units.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2013

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Doyle R. Simons	—	—	—	—
Patricia M. Bedient	26,544	$180,714	25,937	$783,935
Srinivasan Chandrasekaran	—	—	16,586	$501,163
Thomas F. Gideon	448,527	$7,534,995	28,906	$873,901
Peter M. Orser	94,426	$853,523	12,588	$379,893
Daniel S. Fulton	40,000	$297,360	106,506	$3,219,871
Lawrence B. Burrows	286,944	$3,009,075	21,443	$646,298

PENSION BENEFITS

Name	Plan Name	Years of Credited Service earned under Formula A (#) (1)	Present Value of Accumulated Benefit earned under Formula A ($) (2)	Years of Credited Service earned under Formula B (#) (3)	Present Value of Accumulated Benefit earned under Formula B ($) (4)	Total Years of Credited Service (#)	Total Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Doyle R. Simons	Pension Plan – Title B Supplemental Retirement Plan	0 0	0 0	1 1	10,339 30,677	1 1	10,339 30,677	0 0
Patricia M. Bedient	Pension Plan – Title B Supplemental Retirement Plan	7 7	308,164 829,606	4 4	101,881 272,781	11 11	410,045 1,102,387	0 0
Srinivasan Chandrasekaran	Pension Plan – Title B Supplemental Retirement Plan	15 15	666,187 1,477,165	4 4	120,625 266,356	19 19	786,812 1,743,521	0 0
Thomas F. Gideon	Pension Plan – Title B Supplemental Retirement Plan	32 32	1,492,917 3,754,248	4 4	109,114 273,783	36 36	1,602,031 4,028,031	0 0
Peter M. Orser	Pension Plan – Title B Supplemental Retirement Plan	23 23	877,435 1,269,697	4 4	88,741 128,129	27 27	966,176 1,397,826	0 0
Daniel S. Fulton (5)	Pension Plan – Title B Supplemental Retirement Plan	34 34	1,637,057 7,151,318	4 4	136,949 595,164	38 38	1,774,006 7,746,482	0 0
Lawrence B. Burrows (5)	Pension Plan – Title B Supplemental Retirement Plan	21 21	1,070,782 2,445,830	4 4	110,134 250,268	25 25	1,180,916 2,696,098	0 0

(1)	Number of years of credited service as of December 31, 2009 rounded to the nearest whole year of credited service. These years of service are used for calculating Formula A accrued benefit only.

(2)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2013, using age 62, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula A, or Executive’s actual age if greater. Estimates are based on current compensation and years of service.

(3)	Number of years of credited service computed beginning on January 1,2010 and ending as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2013 rounded to the nearest whole year of credited service. These years of service are used for calculating Formula B accrued benefit only.

(4)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2013, using age 65, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula B, or Executive’s actual age if greater. Estimates are based on current compensation and years of service.

(5)	Mr. Burrows and Mr. Fulton retired from Weyerhaeuser on October 31, 2013 and commenced benefits under the Weyerhaeuser Pension Plan. The benefits shown here are valued as of the first of the month following retirement, November 1, 2013. They both received a portion of the benefit as a one-time lump sum payment and a portion of the benefit as annual installments payable over 7 years. They received the one-time payment and the first installment on January 2, 2014. They will both begin receiving benefits from the Supplemental Retirement Plan on May 1, 2014.

The Weyerhaeuser Pension Plan is a noncontributory, defined benefit pension plan. Title B, for salaried employees, provides normal retirement at age 65 and early retirement may be elected by any participant who has reached age 55 and has at least 10 years of vesting service. Each of the named executive officers is eligible for early retirement, with the exception of Mr. Simons, who joined the Company in 2013, is under age 55, and is not yet vested in benefits from the Plan. He will become vested once he has 5 years of vesting service. Title B of the Plan consists of two separate Formulas. Service accrued prior to January 1, 2010 was earned under Formula A and service accrued on and after January 1, 2010 is earned under Formula B. The annual retirement benefit payable upon normal retirement under Formula A is equal to (i) 1.1% of the participant’s average annual salary for the highest five consecutive years during the 10 calendar years before retirement, multiplied by the years of credited service accrued through December 31, 2009, plus (ii) 0.45% of such highest average annual salary in excess of the participant’s Social Security Integration Level (as such term is defined in the Plan), multiplied by the number of years of credited service accrued through December 31, 2009. The annual retirement benefit payable upon normal retirement under Formula B is equal to (i) 0.8% of the participant’s average annual salary for the highest five consecutive years during the 10 calendar years before retirement, multiplied by the years of credited service accrued on and after January 1, 2010, plus (ii) 0.3% of such highest average annual salary in excess of the participant’s Social Security Integration Level (as such term is defined in the Plan), multiplied by the number of years of credited service accrued on and after January 1, 2010. The benefit payable upon early retirement under Formula A is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 to 100% at age 62. The benefit payable upon early retirement under Formula B is a percentage of the benefit that would be payable upon normal retirement and ranges from approximately 47% at age 55 to 100% at age 65. The Plan is closed to new hires and rehires effective January 1, 2014. A participant in a defined benefit pension plan generally is limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $205,000 (in 2013, but subject to adjustment) or (ii) 100% of the participant’s average annual compensation during the consecutive three-year period in which he or she received the highest compensation. Further reduction of this limitation may be required for retirement prior to the Social Security normal retirement age. The compensation used in determining benefits under this Plan is limited by Internal Revenue Code Section 401(a)(17) ($255,000 in 2013, but subject to adjustment). Supplemental Retirement Plan benefits are paid from the general funds of the Company and are determined by applying the formula under the Plan – Title B – for salaried employees but including benefits and compensation that exceed the Internal Revenue Code limitations described above. The Supplemental Retirement Plan is also closed to new hires and rehires effective January 1, 2014.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Doyle R. Simons	$0	$0	$0	$0	$0
Patricia M. Bedient	$0	$0	$358,227	$0	$2,739,956
Srinivasan Chandrasekaran	$184,894	$5,940	$59,189	$0	$803,365
Thomas F. Gideon	$0	$0	$46,365	$0	$515,254
Peter M. Orser	$0	$0	$48,134	$0	$1,611,004
Daniel S. Fulton	$0	$0	$354,852	$0	$2,492,628
Lawrence B. Burrows	$0	$0	$111,096	$0	$3,718,281

(1)	The amount deferred and reported in this column is included in the Summary Compensation Table as salary earned and paid in 2013.

(2)	Employer paid premium on amounts deferred by the executive into the common stock equivalents account in the deferral plan, which are included in “All Other Compensation” in the Summary Compensation Table.

(3)	Fiscal 2013 earnings, which includes interest on amounts deferred into the fixed interest account of the deferral plan and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred in the common stock equivalents account in the deferral plan.

(4)	Amounts deferred and reported in this column include amounts that were reported as compensation in the Company’s Summary Compensation Table for previous years, interest earned on amounts deferred into the fixed-interest account of the deferral plan, any premium for amounts deferred into the common stock equivalents account in the deferral plan, and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred into the common stock equivalents account in the deferral plan.

Executive officers in the United States are eligible for a deferral program. The deferral plan provides the opportunity to defer base salary and cash incentives for payment at a future date. The executive may defer between 10% and 50% of his or her base salary and up to 100% of his or her cash bonus. The interest earned for deferred compensation is determined each year by the Compensation Committee. The current interest rate formula is the average of the 90-day Treasury bill rate over the prior year, plus 3%.

Under the deferral plan, executive officers can choose to defer all or a portion of any cash incentives into a deferral account denominated in Weyerhaeuser common stock equivalent units with a 15% premium applied if payment is delayed for at least five years. The amount designated to be deferred in the form of common stock equivalent units and any premium is divided by the median price per share of Company stock for the last 11 trading days of January to determine the number of deferred stock equivalent units credited to executive’s account. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

For deferrals in years prior to 2005, deferred amounts are paid in the year specified or upon the event specified by the executive. Beginning in 2005, amounts deferred may be paid to the executive beginning the year after the executive’s separation from service, up to five years following his or her separation from service. Payments may be made in a lump sum or up to 20 equal annual payments or for a maximum of five annual payments if the executive left the Company for reasons other than death, disability or retirement. For deferrals made prior to 2011, payments from the stock equivalents accounts are in cash, and are determined by multiplying the number of common stock equivalent units in the executive’s account by the median price per share of Company stock for the last 11 trading days of January of the payment year. Beginning in 2011, payments from the stock equivalents accounts are in cash, and are determined by multiplying the number of common stock equivalent units in the executive’s account by the closing price per share of Company stock on the transfer. No withdrawals or other distributions are permitted under the terms of the deferral plan before the executive’s specified payment date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

CHANGE IN CONTROL

The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the period from the effective date of a change in control and 24 calendar months following the effective date of a change in control of the Company, the executive’s employment is terminated by the Company or its successor for reasons other than cause, mandatory retirement, early retirement, disability or death. Cause is defined as a participant’s:

•

willful and continued failure to perform substantially the officer’s duties after the Company delivers to the participant written demand for substantial performance specifically identifying the manner in which the officer has not substantially performed his or her duties;

•	conviction of a felony; or
•	willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

Mandatory retirement is defined as age 65. Disability is defined in the Weyerhaeuser Pension Plan, or in any successor to such plan.

These payments and benefits also would be paid if the executive terminates his or her employment for “Good Reason.” The executive would be considered to have left for Good Reason if there has been:

•	a material reduction in the officer’s position, title or reporting responsibilities existing prior to the change in control;
•

a requirement that the officer be based in a location that is at least 50 miles farther from the Company’s headquarters than the officer’s primary residence was located immediately prior to the change in control;

•	a material reduction by the Company in the officer’s base salary as of the effective date;
•	a material reduction in the officer’s benefits unless the overall benefits provided are substantially consistent with the average level of benefits of the other officers holding similar positions; or
•	a material reduction in the officer’s level of participation in any of the Company’s short- or long-term incentive compensation plans.

If an executive is terminated without cause or leaves for Good Reason during the period described above following a change in control, the officer will receive:

•	an amount equal to three times the highest rate of the executive’s annualized base salary rate in effect prior to the change in control;
•	three times the officer’s target annual bonus established for the bonus plan year in which the executive’s date of termination occurs;
•	an amount equal to the executive’s unpaid base salary and accrued vacation pay through the effective date of termination;
•	the executive’s earned annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination;
•

a payment of seventy-five thousand dollars ($75,000) (net of required payroll and income tax withholding) to assist the executive in paying for replacement health and welfare coverage for a reasonable period following the date of termination; and

•

full vesting of the executive’s benefits under any and all supplemental retirement plans in which the executive participates, calculated under the assumption that the officer’s employment continues following the officer’s termination date for three full years.

In addition, in accordance with the terms of the Company’s long-term incentive plans, following a change in control, outstanding stock options and restricted stock units held by executive officers would vest and become exercisable, unearned performance share units would be deemed to have been earned at target, and earned performance share units would vest and be released only if the officer were terminated within the period beginning as of the change in control and ending 24 months after the change in control.

SEVERANCE

Agreements with each of the Company’s executive officers provide for severance benefits if the executive’s employment is terminated by the Company when there is no change in control unless the termination is for cause, or is the result of the Company’s mandatory retirement policy, disability or death. The severance benefit payable is an amount equal to:

•	one and one-half times the highest base salary rate paid to the executive prior to termination;

•	one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs;
•	the amount of the executive’s unpaid base salary and accrued vacation pay through the date of the termination;
•	the executive’s earned annual bonus prorated for the number of days in the fiscal year through the date of the executive’s termination; and
•

a payment of ten thousand dollars ($10,000) (net of required payroll and income tax withholding) to assist the executive in paying for replacement health and welfare coverage for a reasonable period following the date of termination.

The severance benefit payable to Mr. Simons is the same as described above except that the amount paid for base salary is two times his highest base salary rate and the amount for target bonus is two times his target annual bonus.

POTENTIAL PAYMENT AMOUNTS

The following tables describe potential payments to the named executive officers that could be made upon termination or a change in control. All amounts assume the named executive officer terminated employment as of December 31, 2013, other than with respect to the amounts for Messrs. Fulton and Burrows who each retired in October 2013, which reflect the actual amounts triggered by each individual’s respective retirement.

Executive Benefits and Payments Upon Termination of Doyle R. Simons	Early Retirement*	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	n/a	$0	$1,900,000	$0	$2,850,000	$0
Annual Incentive Plan (AIP)	n/a	$918,508(a)	$3,293,508(b)	$0	$4,481,008(d)	$918,508(a)
Stock Options (2)	n/a	$215,763(h)	$53,941(k)	$0	$215,763(l)	$215,763(s)
Restricted Stock (3)	n/a	$690,467(o)	$172,617(p)	$0	$690,467(l)	$690,467(t)
Performance Share Units (4)	n/a	$1,531,174(r)	$382,794(u)	$0	$1,531,174(l)	$1,531,174(r)
Nonqualified Deferred Compensation (5)	n/a	$0	$0	$0	$0	$0
Gross Up Payment (6)	n/a	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	n/a	$0	$0	$0	$203,310	$0
Life and Health Care Insurance (8)	n/a	$0	$13,765	$0	$103,235	$0
Life Insurance Proceeds (9)	n/a	$0	$0	$0	$0	$500,000
Outplacement Services (10)	n/a	$0	$20,000	$0	$20,000	$0

*	Mr. Simons is not eligible for early retirement.

Executive Benefits and Payments Upon Termination of Patricia M. Bedient	Early Retirement*	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$0	$0	$915,000	$0	$1,830,000	$0
Annual Incentive Plan (AIP)	$650,000(a)	$650,000(a)	$1,427,750(c)	$0	$2,205,500(d)	$650,000(a)
Stock Options (2)	$0(f)	$1,277,171(g)	$936,536(j)	$0	$1,277,171(l)	$1,277,171(s)
Restricted Stock (3)	$0(n)	$1,213,330(o)	$583,679(p)	$0	$1,213,330(l)	$1,213,330(t)
Performance Share Units (4)	$0(q)	$2,622,856(r)	$1,056,933(u)	$0	$2,622,856(l)	$2,622,856(r)
Nonqualified Deferred Compensation (5)	$0	$0	$0	$0	$0	$0
Gross Up Payment (6)	$0	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	$0	$0	$0	$0	$570,686	$0
Life and Health Care Insurance (8)	$0	$0	$17,227	$0	$129,199	$0
Life Insurance Proceeds (9)	$0	$0	$0	$0	$0	$500,000
Outplacement Services (10)	$0	$0	$20,000	$0	$20,000	$0

*	Ms. Bedient is eligible for early retirement, but is not eligible for normal retirement based on her age.

Executive Benefits and Payments Upon Termination of Srinivasan Chandrasekaran	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$41,538	$41,538	$851,538	$41,538	$1,661,538	$41,538
Annual Incentive Plan (AIP)	$460,000(a)	$460,000(a)	$1,148,500(c)	$0	$1,837,000(d)	$460,000(a)
Stock Options (2)	$835,593(e)	$838,020(g)	$835,593(i)	$0	$838,020(l)	$838,020(s)
Restricted Stock (3)	$400,971(m)	$820,410(o)	$564,503(m)	$0	$820,410(l)	$820,410(t)
Performance Share Units (4)	$1,345,213(q)	$1,882,392(r)	$1,345,213(q)	$0	$1,882,392(l)	$1,882,392(r)
Nonqualified Deferred Compensation (5)	$0	$0	$0	$0	$0	$0
Gross Up Payment (6)	$0	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	$0	$0	$0	$0	$372,311	$0
Life and Health Care Insurance (8)	$0	$0	$17,227	$0	$129,199	$0
Life Insurance Proceeds (9)	$0	$0	$0	$0	$0	$500,000
Outplacement Services (10)	$0	$0	$20,000	$0	$20,000	$0

*	Mr. Chandrasekaran is eligible for early retirement, but is not eligible for normal retirement based on his age.

Executive Benefits and Payments Upon Termination of Thomas F. Gideon	Early Retirement*	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$81,846	$81,846	$993,846	$81,846	$1,905,846	$81,846
Annual Incentive Plan (AIP)	$750,000(a)	$750,000(a)	$1,525,200(c)	$0	$2,300,400(d)	$750,000(a)
Stock Options (2)	$0(f)	$1,592,080(g)	$1,224,437(j)	$0	$1,592,080(l)	$1,592,080(s)
Restricted Stock (3)	$0(n)	$1,310,092(o)	$636,909(p)	$0	$1,310,092(l)	$1,310,092(t)
Performance Share Units (4)	$0(q)	$2,810,828(r)	$1,136,920(u)	$0	$2,810,828(l)	$2,810,828(r)
Nonqualified Deferred Compensation (5)	$0	$0	$0	$0	$0	$0
Gross Up Payment (6)	$0	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	$0	$0	$0	$0	$508,368	$0
Life and Health Care Insurance (8)	$0	$0	$17,227	$0	$129,199	$0
Life Insurance Proceeds (9)	$0	$0	$0	$0	$0	$500,000
Outplacement Services (10)	$0	$0	$20,000	$0	$20,000	$0

*	Mr. Gideon is eligible for early retirement, but is not eligible for normal retirement based on his age.

Executive Benefits and Payments Upon Termination of Peter M. Orser	Early Retirement*	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$0	$0	$810,000	$0	$1,620,000	$0
Short-Term Incentive Plan (STIP)	$341,496(a)	$341,496(a)	$1,029,996(c)	$0	$1,718,496(d)	$341,496(a)
Long-Term Incentive Plan (LTIP) (11)	$112,650	$112,650	$112,650	$0	$112,650	$112,650
Stock Options (2)	$0(f)	$636,051(g)	$314,828(j)	$0	$636,051(l)	$636,051(s)
Restricted Stock (3)	$0(n)	$875,626(o)	$290,660(p)	$0	$875,626(l)	$875,626(t)
Performance Share Units (4)	$0(q)	$1,225,166(r)	$495,929(u)	$0	$1,225,166(l)	$1,225,166(r)
Nonqualified Deferred Compensation (5)	$0	$0	$0	$0	$0	$0
Gross Up Payment (6)	$0	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	$0	$0	$0	$0	$643,319	$0
Life and Health Care Insurance (8)	$0	$0	$17,227	$0	$129,199	$0
Life Insurance Proceeds (9)	$0	$0	$0	$0	$0	$500,000
Outplacement Services (10)	$0	$0	$20,000	$0	$20,000	$0

*	Mr. Orser is eligible for early retirement, but is not eligible for normal retirement based on his age.

Executive Benefits and Payments Upon Termination of Daniel S. Fulton	Retirement*
Compensation:
Salary (including payout of vacation)	$219,231
Annual Incentive Plan (AIP)	$1,338,716(a)
Stock Options (2)	$3,945,743(e)
Restricted Stock (3)	$2,221,170(m)
Performance Share Units (4)	$5,932,892(q)
Nonqualified Deferred Compensation (5)	$0
Gross Up Payment (6)	$0

Benefits and Perquisites:
Increase to Pension (7)	$0
Life and Health Care Insurance (8)	$0
Life Insurance Proceeds (9)	$0
Outplacement Services (10)	$0

*	Mr. Fulton retired from the Company effective October 31, 2013.

Executive Benefits and Payments Upon Termination of Lawrence B. Burrows	Early Retirement*
Compensation:
Salary (including payout of vacation)	$10,576
Annual Incentive Plan (AIP)	$739,805(a)
Stock Options (2)	$0(f)
Restricted Stock (3)	$0(n)
Performance Share Units (4)	$0(q)
Nonqualified Deferred Compensation (5)	$0
Gross Up Payment (6)	$0

Benefits and Perquisites:
Increase to Pension (7)	$0
Life and Health Care Insurance (8)	$0
Life Insurance Proceeds (9)	$0
Outplacement Services (10)	$0

*	Mr. Burrows retired from the Company effective October 31, 2013.

(1)	Severance benefits payable when there is no change in control, unless the termination is for cause, meets the requirements of the Company’s mandatory retirement policy, death, disability or voluntary termination of employment by the executive.

(2)	Stock option values reflect the intrinsic value of unvested options that would accelerate or continue to vest upon termination, as of December 31, 2013.

(3)	Restricted stock values reflect the intrinsic value of unvested RSUs that would accelerate or continue to vest upon termination, as of December 31, 2013.

(4)	Performance share unit values reflect the intrinsic value of unvested PSUs that would accelerate or continue to vest upon termination as of December 31, 2013. The value reflects performance as of December 31, 2013 for the 2013 grant and actual value earned would depend on performance for the full performance period ending December 31, 2014.

(5)	The amount equal to the value of any premiums on share equivalents under the Deferred Compensation Plan that would be forfeited in connection with the officer’s termination.

(6)	The Company does not provide tax gross up payments for change in control or severance benefits.

(7)	This is an estimated present value of annual increase in pension payments required pursuant to the executive officer’s Change in Control Agreement with the Company. The annual incremental increase assumes credit for three additional years of service applied to benefits earned under Formula B and three additional years of age applied to benefits earned under Formula A and Formula B following termination of employment.

(8)	Lump sum payment to assist in paying for replacement health and welfare coverage for a reasonable period following the date of termination.

(9)	Amounts for group supplemental executive term life insurance are two and one half times base salary, with a maximum coverage of $500,000; basic life for all salaried employees is one times base salary, with a maximum coverage amount of $200,000. The total maximum coverage for group supplemental executive term life and basic life insurance is $700,000.

(10)	Outplacement services with a value of up to $20,000 are available following termination. If the services are used by the executive officer, the fees are paid directly to the outplacement service provider.

(11)	The amount for Mr. Orser represents his WRECO Long-Term Incentive Plan payments of $37,500, $25,050, and $50,100 for the 2011-2013, 2012-2014, and 2013-2015 WRECO Long-Term Incentive Plan, respectively. The payments for the 2012-2014 and 2013-2015 long-term incentive awards were paid in connection with closing out all outstanding awards under the WRECO Long-Term Incentive Plan relating to future years in contemplation of the pending transaction with TRI Pointe Homes (as described in “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Compensation—WRECO Cash LTIP—2012 and 2013 LTIP Grants” above).

(a)	Payment of annual incentive for terminations due to early retirement, disability or death is based on performance and prorated for days of employment during the performance period.

(b)	Payment of the annual incentive is calculated as two times the target annual bonus established for the bonus plan year in which the termination occurs, plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination.

(c)	Payment of the annual incentive amount is calculated as one and one half times the target annual bonus established for the bonus plan year in which the termination occurs, plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination.

(d)	Payment of the annual incentive is calculated as three times the target annual bonus established for the bonus plan year in which the termination occurs, plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination.

(e)	Upon early retirement at or after age 62, but before age 65, with at least 10 years of service or retirement at age 65; for annual options granted in 2013, a prorated number of options continue to vest; for annual options granted in 2012 and 2011, vesting continues; for annual options granted in 2010, vesting accelerates. Vested options remain exercisable through original term.

(f)	Upon early retirement at or after age 55, but before age 62 with at least 10 years of service; for annual options granted in 2013, unvested options are forfeited and vested options remain exercisable for the lesser of 90 days or original term; for annual options granted in 2012 and 2011, unvested options are forfeited and vested options remain exercisable for the lesser of 3 years or original term; for annual options granted in 2010, unvested options are canceled and vested options remain exercisable for the lesser of 5 years or original term.

(g)	Upon termination due to disability when executive has at least 10 years of service: vesting accelerates for annual options granted in 2013, 2012, 2011 and 2010. Vested options granted in 2013, 2012 and 2011 remain exercisable for the lesser of three years or the original term; vested options granted in 2010 remain exercisable for lesser of 12 months or original term; and other vested options remain exercisable for lesser of five years or original term.

(h)	Upon termination due to disability when executive has less than 10 years of service: vesting accelerates for annual options granted in 2013. Vested options granted in 2013 remain exercisable for the lesser of three years or the original term.

(i)	Upon termination without cause on or after age 62, but before age 65, with at least 10 years of service: for annual options granted in 2013, a prorated number of options continue to vest and remain exercisable for the original term; for annual options granted in 2012 and 2011, vesting continues and vested options remain exercisable for the original term; for annual options granted in 2010, vesting accelerates and vested options remain exercisable for the original term.

(j)	Upon termination without cause at or after age 55, but before age 62 with at least 10 years of service: for annual options granted in 2013, 2012 and 2011, vesting continues for one year and vested options remain exercisable for the lesser of three years or the original term; for annual options granted in 2010, vesting continues for one year and vested options remain exercisable for the lesser of five years or the original term.

(k)	Upon termination without cause before 10 years of service: for annual options granted in 2013, vesting continues for one year and vested options remain exercisable for the lesser of three years or the original term.

(l)	In the event of a change in control of the Company, all outstanding stock options held by the officer become vested and may be exercised for the remaining term of the grant, vesting of all unvested RSUs accelerates; and vesting of PSUs accelerates assuming target performance.

(m)	Upon early retirement on or after age 62, with at least 10 years of service or retirement at age 65; For RSUs granted in 2013, a prorated number of RSUs continue to vest; For RSUs granted in 2012 and 2011, if termination occurs less than six months from grant, the award is canceled; if termination occurs more than six months from grant, vesting continues for one year. For RSUs granted in 2010, unvested shares are forfeited.

(n)	Upon early retirement on or after age 55, but before age 62, with at least 10 years of service, all unvested RSUs are forfeited.

(o)	Upon termination due to disability, vesting of RSUs granted in 2013 accelerates.

(p)	Upon termination without cause: For RSUs granted in 2013, vesting continued for one year.

(q)	Upon early retirement on or after age 62, but before age 65, with at least 10 years of service or retirement at age 65; for PSUs granted in 2013, a prorated number of earned shares (based on actual performance) continue to vest, for PSUs granted in 2012 and 2011, if termination occurs less than six months from grant, the award is canceled; if termination occurs more than six months but less than one year from grant, 25% of earned shares (based on actual performance) will be released on the second anniversary of grant; if termination occurs more than one year, but less than two years, from grant, vesting continues on earned shares for one additional year; if termination occurs more than two years from grant, vesting continues on all earned shares. Upon early retirement on or after age 55, but before age 62, with at least 10 years of service, all unvested PSUs are cancelled.

(r)	Upon termination due to death or disability, the actual number of shares earned based on achievement of performance goals would be released on the later of the end of the performance period or the date of termination. Values shown in the table represent performance to date; actual shares earned will depend on actual performance at end of the two-year performance period.

(s)	Upon termination due to death, unvested stock options are vested. For options granted in 2013, 2012 and 2011, vested options remain exercisable for lesser of three years or the original term. For options granted in 2010, vested options remain exercisable for the lesser of 12 months or the original term. For all other options, vested options remain exercisable for the lesser of two years or the original term.

(t)	Upon termination due to death, vesting of unvested RSUs accelerates for grants made in 2013, 2012, 2011 and 2010.

(u)	Upon termination without cause: For PSUs granted in 2013, vesting continued for one year and earned shares are released per the original schedule.

INFORMATION ABOUT SECURITIES AUTHORIZED FOR ISSUANCE UNDER OUR EQUITY COMPENSATION PLANS

The following table describes as of December 31, 2013, the number of shares subject to outstanding equity awards under the Company’s 2013 Long-Term Incentive Plan (the “2013 Plan”), 2004 Long-Term Incentive Plan (the “2004 Plan”) and 1998 Long-Term Incentive Compensation Plan (the “1998 Plan”), the weighted average exercise price of outstanding stock options and stock appreciation rights. The Weyerhaeuser Company shareholders adopted the 2013 Plan at the 2013 annual meeting of shareholders, which 2013 Plan replaced the 2004 Plan and 1998 Plan. No further awards will to be granted under either the 2004 Plan or 1998 Plan. The following table shows the number of shares available for future issuance under the 2013 Plan.

	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)
Equity compensation plans approved by security holders (1)	20,397,209	$23.12	19,902,470
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	20,401,861	$23.12	19,902,470

(1)	Includes 1,546,348 restricted stock units and 1,101,523 performance share units. Because there is no exercise price associated with restricted stock units and performance share units, such restricted stock units and performance share units are not included in the weighted average price calculation.

ITEM 2—PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the 2014 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The board of directors recommends that shareholders vote “FOR” this proposal.

ITEM 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, independent registered public accounting firm, audited the financial statements and internal control over financial reporting of the Company and subsidiaries for 2013 and has been selected to do so for 2014. Representatives of KPMG LLP are expected to be present at the annual meeting and will able to speak if they wish to do so and will be available to answer appropriate questions.

The Company was billed for professional services provided during 2013 and 2012 by KPMG LLP in the amounts set out in the following table. The Audit Committee of the board of directors has considered the services rendered by KPMG LLP for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the firm’s independence.

Services Provided	Fee Amount 2013	Fee Amount 2012
Audit Fees (1)	$6,321,400	$4,653,900
Audit Related Fees (2)	$1,889,700	$377,500
Tax Fees (3)	$49,400	$4,200
All Other Fees	$0	$0
Total	$8,260,500	$5,035,600

(1)	Audit Fees, including those for statutory audits and audits of the Company’s joint ventures, include the aggregate fees for the fiscal years ended December 31, 2013 and December 31, 2012, for professional services rendered by KPMG for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-K and Forms 10-Q. Audit Fees include fees for the audit of the Company’s internal control over financial reporting. Fees for 2013 also include amounts relating to debt and equity offerings undertaken in connection with the acquisition of Longview Timber LLC.

(2)	Fees for services rendered in support of employee benefit plan audits and, with respect to 2013, fees for services rendered in connection with the pending divestiture of the Company’s real estate business.

(3)	Fees for services rendered related principally to international tax services and, with respect to 2013, fees for tax services relating to tax return preparation and related services for a subsidiary of Longview Timber LLC under a pre-existing agreement entered into prior to the transaction.

The Audit Committee has adopted a policy that it is required to approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, but the committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the auditor. The authority to approve services may be delegated by the committee to one or more of its members and the committee may delegate to management the authority to approve certain specified audit related services up to a limited amount of fees. If authority to approve services has been delegated to a committee member or management, any such approval of services must be reported to the committee at its next scheduled meeting and approved by the committee (or by one or more members of the committee, if authorized). During fiscal 2013 and 2012, 0.60% and 0.08%, respectively, of total fees paid to KPMG LLP related to non-audit services (tax and all other fees).

Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. However, the board of directors is submitting this matter to the shareholders as a matter of good corporate governance. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

The board of directors recommends that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as Weyerhaeuser’s independent registered public accounting firm for 2014.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

POLICY

The board of directors recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. As a result, the board prefers to avoid related party transactions. However, the board recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. For example, this would be true if the Company would be able to obtain products or services of a nature, quality or quantity on terms that are not readily available from other sources, or when the Company provides products or services to related persons on an arm’s-length basis and on the same kind of terms provided to unrelated third parties. As a result, the board has delegated to the Audit Committee the responsibility to review related party transactions. The committee has the authority to approve a related party transaction if the committee determines that the transaction is on terms that are not inconsistent with the best interest of the Company and its shareholders.

RELATED PARTY TRANSACTIONS

The board has defined related party transactions as any arrangement or relationship with the Company when the amount of the transaction or the amount of combined similar transactions is greater than $120,000 and when a related person has a direct or indirect material interest. A related person is anyone who is:

•	a director or executive officer of the Company;
•	a shareholder who beneficially owns more than 5% of the Company’s stock;
•	an immediate family member of any of the Company’s directors or executive officers; or
•	a company or charitable organization or entity in which any of these persons has a role similar to that of an officer or general partner or beneficially owns 10% or more of the entity.

APPROVAL AND CONTINUING REVIEW

A director or executive officer who is a related person or has a family member who is a related person must inform the Company’s Corporate Secretary about any proposed related party transaction and give the Corporate Secretary all the facts and circumstances of the proposed transaction. If the Corporate Secretary investigates and determines the transaction would be a related party transaction, the transaction is brought to the Audit Committee for review.

The committee reviews all the facts and circumstances of each related party transaction, including the potential effect on a director’s independence if the Company enters into a transaction where a director has an interest. The committee approves the transaction only if it decides that the transaction is not inconsistent with the best interests of the Company and its shareholders.

If a member of the Audit Committee is a related person in connection with a proposed related party transaction, the transaction is reviewed only by the disinterested members of the committee. If multiple members of the committee, including the chair of the committee, are relevant related persons, the disinterested members of the board of directors review the transaction rather than the committee.

If the Company or any related person becomes aware of a related party transaction that has not been previously approved or ratified under the Company’s related party transaction policies and procedures, it should promptly submit the transaction to the Audit Committee for consideration. The committee evaluates the transaction using the same process and standards it would use to approve a transaction before it is entered into. The committee decides whether to ratify the transaction or require an amendment of the terms of the transaction or to terminate the transaction.

At its first meeting each year, the committee also reviews any ongoing related party transaction in which the amount of the transaction is still greater than $120,000. The committee decides if the transaction is still in the best interests of the Company or if the transaction should be modified or terminated.

The chair of the Audit Committee has the authority to approve transactions on behalf of the committee in between committee meetings if it is not practical to wait until the next committee meeting for a review. Any related party transaction approved by the chair of the committee between meetings must be reported to the committee at the next meeting. Material related party transactions that are approved by the committee must be reported to the board of directors at the next meeting of the board.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of independent directors as defined by the rules of the New York Stock Exchange and acts under a written charter. The current charter for the committee can be found on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. If you would like a paper copy, you may request one by writing Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP is the Company’s independent registered public accounting firm and is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing audit reports on the consolidated financial statements and the assessment of the effectiveness of internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes on behalf of the board of directors.

In this context, the committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended. In addition, the committee has received the written disclosures and the letter from the independent auditors required by Rule 3526, Communication with Audit Committee Concerning Independence, and has reviewed, evaluated and discussed with that firm the written report and its independence from the Company.

The committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The committee also has reviewed and discussed the audited financial statements with management. Based on the reviews and discussions described above, the committee recommended to the board of directors that the audited financial statements and assessment of internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The committee has selected KPMG LLP as the Company’s independent registered public accounting firm for 2014.

• D. Michael Steuert (Chairman)	• John I. Kieckhefer • Kim Williams
• Mark A. Emmert

PROXY SOLICITATION EXPENSES

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, mail, email, or the Internet, by employees or directors of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $15,000 for assistance by Innisfree M&A Incorporated in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

SHAREHOLDER RIGHTS PLAN POLICY

In 2004, the board of directors adopted a shareholder rights plan policy. The policy provides that the board must obtain shareholder approval prior to adopting any shareholder rights plan. However, the board may act on its own to adopt a shareholder rights plan if a majority of the independent directors, exercising their fiduciary duties under Washington law, determine that such submission to shareholders would not be in the best interests of shareholders under the circumstances.

CONFIDENTIAL VOTING POLICY

In 1991, the board of directors adopted a confidential voting policy to protect our shareholders’ voting privacy. The policy provides that ballots, proxy forms and voting instructions returned to banks, brokerage firms and other holders of record must be kept confidential. Only the proxy solicitor, the proxy tabulator and the inspector of election have access to the ballots, proxy forms and voting instructions. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if:

•	disclosure is required by applicable law,
•	a shareholder authorizes disclosure or
•	to resolve legal claims or disputes regarding ballots, proxy forms or votes, or the accuracy of any vote tabulation.

In the event the Company receives notice of a proxy contest, the Company will request that the proponent and all agents and other persons engaged by the proponent agree to this voting policy. The Company will not be bound to comply with this policy during a proxy contest if the proponent is not willing to be bound by the policy as well.

OTHER BUSINESS

The board of directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholders who wish to present proposals in accordance with the SEC Rule 14a-8 for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting proxy statement must submit their proposals so they are received by the Corporate Secretary at the Company’s executive offices no later than the close of business on November 7, 2014. To be in proper form, a shareholder proposal must meet all applicable requirements of SEC Rule 14a-8. Simply submitting a proposal does not guarantee that it will be included.

The Company’s Bylaws provide that a shareholder may bring business before our annual meeting if it is appropriate for consideration at an annual meeting and is presented properly for consideration. If a shareholder wishes to bring business at a meeting for consideration under the Bylaws rather than under the SEC rules, the shareholder must give the Corporate Secretary written notice of the shareholder’s intent to do so. The notice must be delivered to the Corporate Secretary no later than 90 days and no earlier than 120 days before the meeting date. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first. To be in proper form, the notice must include specific information as described in our Bylaws.

The Company’s Bylaws also establish procedures for shareholder nominations for elections of directors of the Company. Any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors. The nomination will be effective only if the shareholder delivers written notice of the shareholder’s intent to make a nomination to the Corporate Secretary no later than 90 days or earlier than 120 days prior to the meeting. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.

To be in proper form, a shareholder’s notice must include specific information concerning the proposal or the nominee as described in our Bylaws and in SEC rules. In addition, to be eligible to be a nominee, the person must be able to make certain agreements with the Company as described in our Bylaws. A shareholder who wishes to submit a proposal or a nomination is encouraged to consult independent counsel about our Bylaws and SEC requirements. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the Bylaws, SEC and other applicable requirements for submitting a proposal or nomination.

Notices of intention to present proposals at an annual meeting should be addressed to Devin W. Stockfish, Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777.

Public disclosure of the date of the 2014 annual meeting was made in the Notice of 2014 Annual Meeting of Shareholders and Proxy Statement. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 2014 annual meeting is expected to be April 9, 2015.

For the board of directors

Devin W. Stockfish

Corporate Secretary

Federal Way, Washington

March 7, 2014

TO REACH CORPORATE

HEADQUARTERS

From Seattle: Drive south on Interstate 5, approximately 24 miles from the city center, following the signs for “Tacoma/Portland.” Go 1/10 mile past Exit 142-B to Exit 142-A. Take this exit and stay to your right, heading east. Stay in the right-hand lane and take the Weyerhaeuser Way South exit. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

From Seattle: Drive approximately 24 miles south from city center on Interstate 5, following the signs for “Tacoma/Portland” and take Exit 143 (Federal Way/S. 320th St.). Turn left onto S. 320th, cross over the freeway and go through two lights to the light at Weyerhaeuser Way South. Turn right and proceed past the Technology Center to the traffic circle. Take the second exit out of the traffic circle. Take the next right into the East Entrance (approximately 1 block) and follow the directions for parking.

From Tacoma: Drive north on Interstate 5, approximately 8 miles from city center, and take Exit 142A (Auburn, Highway 18, North Bend). Stay in the far right lane. Take the exit to Weyerhaeuser Way South. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

Weyerhaeuser IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Admission Ticket C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 9, or 2014. Vote by Internet Go to http://www.envisionreports.com/WY Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends a vote “FOR” each of the following nominees and “FOR” items 2 and 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain For Against Abstain 1.1 - Debra A. Cafaro 1.2 - Mark A. Emmert 1.3 - John I. Kieckhefer 1.4 - Wayne W. Murdy 1.5 - Nicole W. Piasecki 1.6 - Doyle R. Simons 1.7 - Richard H. Sinkfield 1.8 - D. Michael Steuert 1.9 - Kim Williams 1.10 - Charles R. Williamson 2. Approval, on an advisory basis, of executive compensation The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting. 3. Ratification of selection of independent registered public accounting firm B Non-Voting Items Change of Address — Please print new address below. Comments – Please print your comments below. C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 8 4 8 3 6 1 01RHVC

PLEASE NOTE THAT YOU WILL NEED TO PRESENT THE ADMISSION TICKET PROVIDED BELOW TO OBTAIN ADMISSION TO THE ANNUAL MEETING. ACCORDINGLY, THE ADMISSION TICKET SHOULD NOT BE RETURNED WITH THIS PROXY CARD IF YOU VOTE BY MAIL. ADMISSION TICKET Weyerhaeuser Annual Meeting of Shareholders Date —April 10, 2014 Time — 9:00 a.m. Pacific Time Location — Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003 ADMITTANCE MAY BE DENIED WITHOUT A TICKET Please present this admission ticket for admittance to the Annual Meeting. If you plan to attend the Annual Meeting in person, do not return this admission ticket with the proxy card if you vote your shares by mail. For security purposes, no banners, placards, signs, literature for distribution or cameras may be taken into the meeting. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2013 Annual Report to Shareholders are available at: www.envisionreports.com/WY. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Weyerhaeuser Proxy ANNUAL MEETING OF SHAREHOLDERS APRIL 10, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Charles R. Williamson, Doyle R. Simons and Devin W. Stockfish, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in Benefit Plan accounts the undersigned is entitled to vote at the annual meeting of shareholders of Weyerhaeuser company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Thursday, April 10, 2014, at 9 am, and all adjournments or postponements thereof. Shares will be voted as directed on the reverse side of this proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. If there are shares allocated to the undersigned in the Weyerhaeuser company 401(k), or Weyerhaeuser Company Ltd. Investment Growth Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans. (Continued and to be marked, dated and signed, on the other side)